UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.     )

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☐  Soliciting Material Pursuant to § 240.14a-12

MarketAxess Holdings Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MarketAxess Holdings Inc.
299 Park Avenue, 10th Floor
New York, New York 10171

April 28, 2010

To the Stockholders of MarketAxess Holdings Inc.:

You are invited to attend the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of MarketAxess Holdings Inc. (the “Company”) scheduled for Thursday, June 3, 2010, at 10:00 a.m., Eastern Daylight Time, at the InterContinental New York Barclay Hotel, 111 East 48th Street, New York, New York 10017. The Company’s Board of Directors and management look forward to seeing you.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement, which you are urged to read carefully.

Enclosed you will find a Notice of Annual Meeting of Stockholders containing a description of the items of business expected to be covered at the Annual Meeting, our proxy statement, a proxy card and our Annual Report on Form 10-K for the year ended December 31, 2009.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting in person, your shares should be represented and voted. After reading the enclosed proxy statement, please cast your vote via the Internet or telephone or complete, sign, date and return the proxy in the pre-addressed envelope that we have included for your convenience. If you hold your shares in a stock brokerage account, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote via the Internet or by telephone.

On behalf of the Board of Directors, thank you for your continued support.

Sincerely,

Richard M. McVey
Chairman and Chief Executive Officer

MarketAxess Holdings Inc.
299 Park Avenue, 10th Floor
New York, New York 10171

NOTICE OF
2010 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of MarketAxess Holdings Inc.:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of MarketAxess Holdings Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 3, 2010, at 10:00 a.m., Eastern Daylight Time, at the InterContinental New York Barclay Hotel, 111 East 48th Street, New York, New York 10017.

At the Annual Meeting we will:

1. vote to elect the 11 nominees named in the attached Proxy Statement as members of the Company’s Board of Directors for terms expiring at the 2011 Annual Meeting of Stockholders;

2. vote to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010; and

3. transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These items are more fully described in the Company’s Proxy Statement accompanying this Notice.

The record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof, was the close of business on April 6, 2010. You have the right to receive this Notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on April 6, 2010. Please remember that your shares cannot be voted unless you cast your vote by one of the following methods: (1) vote via the Internet or call the toll-free number as indicated on the proxy card; (2) sign and return a paper proxy card; or (3) vote in person at the Annual Meeting.

By Order of the Board of Directors,

Charles Hood
General Counsel and Corporate Secretary

New York, New York
April 28, 2010

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND COMPLETE AND SUBMIT YOUR PROXY CARD VIA THE INTERNET OR SIGN AND DATE YOUR PAPER PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. ALTERNATIVELY, YOU MAY BE ABLE TO SUBMIT YOUR PROXY BY TOUCH-TONE PHONE AS INDICATED ON THE PROXY CARD.

MarketAxess Holdings Inc.
299 Park Avenue, 10th Floor
New York, New York 10171

PROXY STATEMENT for the
2010 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 3, 2010

GENERAL INFORMATION

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) of MarketAxess Holdings Inc., a Delaware corporation (“MarketAxess,” the “Company,” “we” or “our”), to be used at our 2010 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for Thursday, June 3, 2010, at 10:00 a.m., Eastern Daylight Time (“EDT”), at the InterContinental New York Barclay Hotel, 111 East 48th Street, New York, New York 10017.

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card are first being mailed to stockholders on or about April 30, 2010. Whenever we refer in this Proxy Statement to the “Annual Meeting,” we are also referring to any meeting that results from any postponement or adjournment of the June 3, 2010 meeting.

Holders of record of our common stock, par value $0.003 per share (“Common Stock”), and Series B preferred stock, par value $0.001 per share (“Series B Preferred Stock”), at the close of business on April 6, 2010 (the “Record Date”), are entitled to notice of, and to vote at the Annual Meeting. On that date, there were 35,795,665 shares entitled to be voted, consisting of 32,295,665 shares of Common Stock outstanding and 3,500,000 shares of Common Stock issuable upon conversion of the 35,000 shares of Series B Preferred Stock outstanding.

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you vote via the internet or telephone or execute the attached paper proxy card, the individuals designated will vote your shares according to your instructions. If any matter other than Proposals 1 or 2 listed in the Notice of Annual Meeting of Stockholders is presented at the Annual Meeting, the designated individuals will, to the extent permissible, vote all proxies in the manner that the Board may recommend or, in the absence of such recommendation, in the manner they perceive to be in the best interests of the Company.

If you indicate when voting via the Internet that you wish to vote as recommended by the Board or if you execute the enclosed paper proxy card but do not give instructions, your proxy will be voted as follows: FOR the election of the nominees for director named herein, FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010, and in accordance with the best judgment of the persons appointed as proxies with respect to any other matters which properly come before the Annual Meeting. If your shares are held in a stock brokerage account or by a bank or other nominee see the information under the heading Voting — Broker authority to vote.

Information on how you may vote at the Annual Meeting (such as granting a proxy that directs how your shares should be voted, or attending the Annual Meeting in person), as well as how you can revoke a proxy, is contained in this Proxy Statement under the headings Solicitation of Proxies and Voting.

The rules of the Securities and Exchange Commission (the “SEC”) require us to notify all stockholders, including those stockholders to whom we have mailed proxy materials, of the availability of our proxy materials through the Internet.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be held on June 3, 2010

Our Proxy Statement and 2009 Annual Report to Stockholders are available at
https://materials.proxyvote.com/57060D

SOLICITATION OF PROXIES

General

The attached proxy card allows you to instruct the designated individuals how to vote your shares. You may vote in favor of, against, or abstain from voting on any proposal. In addition, with respect to Proposal 1 (the election of directors), you may, if you desire, indicate on the proxy card that you are not authorizing the designated individuals to vote your shares for one or more of the nominees.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

VOTING

Stockholders entitled to vote and shares outstanding

Each stockholder is entitled to one vote for each share of Common Stock held on each matter submitted to a vote at the Annual Meeting. As of the Record Date, 32,295,665 shares of Common Stock were outstanding and entitled to be voted at the Annual Meeting.

As of the Record Date, the 35,000 outstanding shares of Series B Preferred Stock were convertible into 3,500,000 shares of Common Stock. Holders of Series B Preferred Stock will vote together with the holders of Common Stock as a single class on all matters which are voted upon by the stockholders. Each holder of shares of Series B Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which all shares of Series B Preferred Stock held by such holder could then be converted at the Record Date.

As of the Record Date, there were 35,795,665 shares entitled to vote at the Annual Meeting.

How to vote

Submitting a proxy via mail, the Internet or telephone

If you hold your shares through a stock broker, nominee, fiduciary or other custodian, you may vote by calling the toll-free telephone number listed on the proxy card or visiting the website address listed on the proxy card. If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number noted on the notice before your proxy will be accepted. In addition to the instructions that appear on the notice, step-by-step instructions will be provided by recorded telephone message or at the designated website on the Internet. Votes submitted by telephone or via the Internet must be received by 11:59 p.m., EDT, on June 2, 2010 in order for them to be counted at the Annual Meeting.

If you are a stockholder of record, or otherwise received a printed copy of the proxy materials, you may submit your proxy with voting instructions by mail by following the instructions set forth on the proxy card included with the proxy materials. Specifically, if you are a stockholder of record on the Record Date, you may vote by mailing your proxy card, with voting instructions, to the address listed on your proxy card.

Voting your shares in person at the Annual Meeting

For Shares Directly Registered in the Name of the Stockholder:  You may vote in person at the Annual Meeting; however, we encourage you to vote by proxy card or the Internet even if you plan to attend the meeting. If you plan to attend the Annual Meeting, you will need to bring proof of your ownership of our Common Stock or Series B Preferred Stock as of the close of business on April 6, 2010, the Record Date.

For Shares Registered in the Name of a Brokerage Firm or Bank:  You may vote in person at the Annual Meeting; however, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on April 6, 2010. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

Revoking a proxy

A proxy that was submitted via the Internet or by telephone may be revoked at any time before it is exercised by (1) executing a later-dated proxy card via the Internet or by telephone or (2) attending the Annual Meeting and voting in person by ballot.

A proxy that was submitted by mail may be revoked at any time before it is exercised by (1) giving written notice revoking the proxy to our General Counsel and Corporate Secretary at MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, NY 10171, (2) subsequently filing another proxy bearing a later date or (3) attending the Annual Meeting and voting in person by ballot.

If your shares are registered in the name of a brokerage firm or bank, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Annual Meeting.

Your attendance at the Annual Meeting in and of itself will not automatically revoke a proxy that was submitted via the Internet, by telephone or by mail.

Broker authority to vote

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your broker or nominee, who is considered to be the holder of record with respect to your shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote by filling out the voting instruction form provided by your broker or nominee. Telephone and Internet voting options may also be available to beneficial owners. As a beneficial owner, you are also invited to attend the Annual Meeting, but you must obtain an account statement or other acceptable evidence of ownership of our Common Stock or a proxy from the holder of record of your shares in order to vote in person at the Annual Meeting.

If your shares are held in street name, your broker or nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions, one of two things can happen, depending upon whether a proposal is “routine.” Under the rules that govern brokers that have record ownership of shares beneficially owned by their clients, brokers have discretion to cast votes on routine matters, such as the election of directors and ratification of the appointment of independent registered public accounting firms, without voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters without such voting instructions. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

Quorum

A quorum is required for the conduct of business at the meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of shares having a majority of the voting power represented by all outstanding shares entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, and broker non-votes (as described above) will be included in the calculation of the number of shares considered to be present at the Annual Meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Votes necessary to approve each proposal

Election of Directors.  The affirmative vote of a plurality of the votes cast at the Annual Meeting, either in person or by proxy, is required for the election of directors. This means that the 11 individuals who receive the highest number of votes will be elected as directors.

Other Items.  For each other item, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the item will be required for approval.

Abstentions and broker non-votes will not be voted either in favor of or against any of the proposals. For the election of directors, which requires a plurality of the votes cast, votes withheld from one or more nominees will be excluded entirely from the vote and will have no effect on the outcome. For the ratification of our independent registered public accounting firm, a proposal that will be decided by the affirmative vote of a majority of the votes cast, abstentions will be counted for purposes of determining the number of votes cast on the proposal and will have the same effect as negative votes, but broker non-votes will not be counted as shares present and entitled to vote.

Certain stockholder-related matters

We have not received notice of any stockholder proposals that may be properly presented at the Annual Meeting. For information regarding inclusion of stockholder proposals in our 2011 Annual Meeting, see the information in this Proxy Statement under the section heading Other Matters — Stockholder proposals for 2011 Annual Meeting.

AVAILABILITY OF CERTAIN DOCUMENTS

Householding of Annual Meeting materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our Proxy Statement is sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you upon written or oral request to our Investor Relations Department at MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, NY 10171 or 212-813-6000. If you want to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Additional information

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our Internet website at www.marketaxess.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our Annual Report on Form 10-K for the year ended December 31, 2009, without charge to any stockholder upon written or oral request to our Investor Relations Department at MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, NY 10171 or 212-813-6000.

PROPOSAL 1 — ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of directors. Our Board currently consists of 12 directors, ten of whom are not our employees. Except for Dr. Brown-Hruska, each of the nominees for director was elected by the Company’s stockholders on June 4, 2009. On April 21, 2010, the Board increased the number of directors constituting the full Board from 11 to 12 and elected Dr. Sharon Brown-Hruska to fill the vacancy thus created. Dr. Brown-Hruska is standing for election for the first time. The directors will be elected for a term that begins at the 2010 Annual Meeting of Stockholders and ends at the 2011 Annual Meeting of Stockholders. Each director will hold office until such director’s successor has been elected and qualified, or until such director’s earlier resignation or removal.

Pursuant to the Certificate of Designation of Series B Preferred Stock of the Company, for so long as 17,500 shares of Series B Preferred Stock remain outstanding, one member of the Board of Directors is subject to election and removal by the holders of a majority of the outstanding shares of Series B Preferred Stock voting as a separate class. On July 15, 2008, the holders of Series B Preferred Stock elected Robert W. Trudeau to the Board of Directors, who will remain in office as a director until his successor has been elected by the holders of Series B Preferred Stock, or his earlier resignation or removal by such holders.

Your vote

If you sign the enclosed proxy card and return it to the Company, your proxy will be voted FOR all nominees, for terms expiring in 2011, unless you specifically indicate on the proxy card that you are withholding authority to vote for one or more of the nominees.

A plurality of the votes cast by stockholders entitled to vote at the Annual Meeting is required for the election of directors. Accordingly, the directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees. Votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Board recommendation

The Board unanimously recommends that you vote “FOR” the election of each of the following nominees:

Richard M. McVey
Dr. Sharon Brown-Hruska
Roger Burkhardt
Stephen P. Casper
David G. Gomach
Carlos M. Hernandez
Ronald M. Hersch
Jerome S. Markowitz
T. Kelley Millet
Nicolas S. Rohatyn
John Steinhardt

Each of these nominees is currently serving as a director on our Board, and each nominee has agreed to serve on the Board if he or she is elected. If any nominee is unable (or for whatever reason declines) to serve as a director at any time before the Annual Meeting, proxies may be voted for the election of a qualified substitute designated by the current Board, or else the size of the Board will be reduced accordingly. Biographical information about each of the nominees is included below under Director information.

Qualifications for director nominees

The minimum qualifications for Board consideration are:

•	substantial experience working as an executive officer for, or serving on the board of, a public company; or

•	significant accomplishment in another field of endeavor related to the strategic running of our business; and

•	an ability to make a meaningful contribution to the oversight and governance of a company having a scope and size similar to our Company.

A director must have an exemplary reputation and record for honesty in his or her personal dealings and business or professional activity. All directors must demonstrate strong leadership skills and should possess a basic understanding of financial matters; have an ability to review and understand the Company’s financial and other reports; and be able to discuss such matters intelligently and effectively. He or she also needs to exhibit qualities of independence in thought and action. A candidate should be committed first and foremost to the interests of the stockholders of the Company. Persons who represent a particular special interest, ideology, narrow perspective or point of view would not, therefore, generally be considered good candidates for election to our Board. The key experience, qualifications and skills each of our directors brings to the Board that are important in light of our business are included in their individual biographies below.

Our Board does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our Corporate Governance Guidelines, however, require the Board’s Nominating and Corporate Governance Committee to review the qualifications of the directors and the composition of the Board as a whole. This assessment includes not only the independence of the directors, but consideration of required minimum qualifications, skills, expertise and experience in the context of the needs of the Board and its ability to oversee the Company’s business.

Director information

At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the persons named below to serve as directors of the Company for a term beginning at the 2010 Annual Meeting of Stockholders and ending at the 2011 Annual Meeting of Stockholders.

Richard M. McVey Director since April 2000	Richard M. McVey (50) has been Chief Executive Officer and Chairman of our Board of Directors since our inception. As an employee of J.P. Morgan & Co., one of our founding broker-dealers, Mr. McVey was instrumental in the founding of MarketAxess in April 2000. Prior to founding MarketAxess, Mr. McVey was Managing Director and Head of North America Fixed Income Sales at JPMorgan, where he managed the institutional distribution of fixed-income securities to investors, from 1996 until April 2000. In that capacity, he was responsible for developing and maintaining senior client relationships across all market areas, including fixed-income, equities, emerging markets, foreign exchange and derivatives. From 1992 to 1996, Mr. McVey led JPMorgan’s North America Futures and Options Business, including institutional brokerage, research, operations, finance and compliance. He currently serves on the board of directors of Blue Mountain Credit Alternatives L.P., an asset management fund focused on the credit markets and equity derivatives markets. Mr. McVey received a B.A. in Finance from Miami (Ohio) University and an M.B.A. from Indiana University.

Mr. McVey has extensive experience in the financial services industry, including significant leadership roles. His positions at JPMorgan provided experience within the financial markets that we serve, he has broad and deep contacts among both the institutions and the dealers that are our clients and he understands the requirements of operating in a highly regulated industry.

Dr. Sharon Brown-Hruska Director since April 2010	Dr. Sharon Brown-Hruska (50) is a Vice President in the Securities and Finance Practice of National Economic Research Associates (NERA). She is a leading expert in securities, derivatives and risk management. Prior to joining NERA, she served as Commissioner (2002-2006) and Acting Chairman (2004-2005) of the U.S. Commodity Futures Trading Commission and as a member of the President’s Working Group on Financial Markets. Dr. Brown-Hruska has advised exchanges, businesses and governments on regulation and compliance issues and has addressed numerous governmental and financial organizations, including U.S. House and Senate committees, the International Monetary Fund and the International Organization of Securities Commissioners. She has spoken extensively on regulation of derivatives and financial entities that use them to the Managed Funds Association, the Futures Industry Association, the International Swaps and Derivatives Association and other financial industry associations. She is also widely published, with articles appearing in Capital Markets Law Journal, Barron’s, Journal of Futures Markets, Regulation, Review of Futures Markets and other publications. Before her public service, Dr. Brown-Hruska was an Assistant Professor of Finance at George Mason University and at Tulane University. She holds Ph.D. and M.A. degrees in economics and a B.A. in economics and international studies from Virginia Polytechnic Institute and State University.
Dr. Brown-Hruska’s experience as a regulator gives her a deep knowledge and understanding of the regulatory matters affecting the financial and securities industries, substantial relationships with regulators and legislators, as well as public policy expertise and leadership skills.

Roger Burkhardt Director since July 2007	Roger Burkhardt (49) is the President and Chief Executive Officer of Ingres Corporation, a provider of business open source software and solutions, a position he has held since July 2007. Mr. Burkhardt joined Ingres Corporation as President and Chief Operating Officer in July 2006. From 2000 until 2006, Mr. Burkhardt was Chief Technology Officer and Executive Vice President of NYSE Group, Inc. Prior to his tenure with the NYSE, Mr. Burkhardt held various capital markets-related technology positions, including serving as President of listed equities at Optimark Technologies, Inc., and director of capital markets at IBM. Mr. Burkhardt holds bachelors and masters degrees in physics from Oxford University and an M.B.A. in finance from New York University.
Mr. Burkhardt brings to the Board leadership experience as a chief executive officer as well as deep technology knowledge and experience gained from a variety of perspectives in the financial services industry.

Stephen P. Casper Director since April 2004	Stephen P. Casper (60) is the President of The Rohatyn Group, a position he has held since April 2010. From September 2008 to April 2010, Mr. Casper was a partner of Vastardis Capital Services, which provides fund administration and securities processing outsourcing services to hedge funds, funds of funds and private equity funds and their investment management sponsors. Prior to this, Mr. Casper was Chairman and Chief Executive Officer of Charter Atlantic Corporation, the holding company of Fischer Francis Trees & Watts, Inc. (“FFTW”), a specialist manager of U.S., global and international fixed income portfolios for institutional clients, and Malbec Partners, a manager of single-strategy hedge funds. From April 2004 to January 2008, Mr. Casper was the President and CEO of FFTW. Mr. Casper joined FFTW as Chief Financial Officer in 1990 and was appointed Chief Operating Officer in May 2001. From 1984 until 1990, Mr. Casper was Treasurer of the Rockefeller Family Office. Mr. Casper is a member of the Investment Committee of the Brooklyn Museum. Mr. Casper is a Certified Public Accountant and received a B.B.A. in accounting from Baruch College, where he graduated magna cum laude, Beta Gamma Sigma, and an M.S. in finance and accounting from The Wharton School at the University of Pennsylvania.
Mr. Casper’s experience as a chief executive officer, chief financial officer and in other financial reporting and accounting roles brings extensive public accounting, financial reporting, risk management and leadership skills to the Board. Mr. Casper also possesses fixed income and financial services industry experience.

David G. Gomach Director since February 2005	David G. Gomach (51) is currently retired. Mr. Gomach was the Chief Financial Officer and Treasurer of School Specialty, Inc. from September 2006 through June 2007, having joined as Executive Vice President - Finance in August 2006. Prior to School Specialty, Mr. Gomach held various positions at the Chicago Mercantile Exchange (CME) from 1987 to 2004. From June 1997 until his retirement from the CME in November 2004, he served as Chief Financial Officer. From 1996 until 1997, Mr. Gomach served as Vice President, Internal Audit and Administration. Also, during his tenure at the CME, he was a Senior Director and Assistant Controller. Prior to joining the CME, Mr. Gomach held positions at Perkin-Elmer, Singer Corporation and Mercury Marine, a subsidiary of Brunswick Corporation. Mr. Gomach is a Certified Public Accountant and received a B.S. from the University of Wisconsin-LaCrosse and an M.B.A. from Roosevelt University.
Mr. Gomach’s experience as a Chief Financial Officer, and his roles in accounting, auditing and internal audit, bring extensive public accounting, financial reporting and risk management experience to the Board.

Carlos M. Hernandez Director since February 2006	Carlos M. Hernandez (48) has been the Head of Global Equities for JPMorgan since September 2006. Mr. Hernandez has been with JPMorgan since 1986, working on a wide array of advisory and financing transactions for both corporations and governments, across various product groups and geographic regions. Prior to his current position, Mr. Hernandez spearheaded all forms of capital raising and distribution in the fixed income, syndicated loans and equity markets. Previously, Mr. Hernandez managed the Institutional Equities business for the Americas. Before joining the Equities Division, Mr. Hernandez served as JPMorgan’s regional executive for Latin America. Mr. Hernandez is a member of JPMorgan’s Global Investment Banking Management Committee.
Mr. Hernandez has many years of experience in the financial services and securities industries, and provides financial markets, mergers and acquisitions, and international business expertise gained through his senior leadership role at a global financial institution.

Ronald M. Hersch Director since July 2000	Ronald M. Hersch (62) was a Senior Managing Director at Bear Stearns and Co. Inc. from June 1992 until his retirement in April 2007. Mr. Hersch was responsible for directing the firm’s futures business as well as coordinating eCommerce activities and initiatives within the Fixed Income Division. Mr. Hersch is a former Chairman of the Futures Industry Association. He has previously served on the board of directors of Bond Desk Group, LLC, the Chicago Board of Trade, and the National Futures Association, the self-regulatory organization responsible for futures industry oversight. Mr. Hersch received a B.A. from Long Island University.
Mr. Hersch has a broad range of leadership experience in the financial services industry and fixed income markets at large institutions and industry associations, including, among other things, experience with the regulatory and legislative process.

Jerome S. Markowitz Director since March 2001	Jerome S. Markowitz (70) has been a partner of Conifer Securities, LLC since September 2006. Prior to that Mr. Markowitz was actively involved in managing a private investment portfolio since 1998. Mr. Markowitz was Director of Capital Markets for Montgomery Securities from 1987 to 1998, a Managing Director at Rothchilds Securities Inc. from 1986 to 1987, and a Senior Managing Director at Prudential Bache from 1983 to 1986.
Mr. Markowitz has extensive experience in equity capital and other financial markets and has significant corporate experience in senior leadership roles at a number of financial institutions.

T. Kelley Millet Director since April 2007	T. Kelley Millet (50) has been President of MarketAxess since September 2006, with primary responsibility for expanding and diversifying the Company’s North American business. Prior to joining us, Mr. Millet served as Senior Managing Director, Co-Head of Global Credit Trading at Bear Stearns from 2001 to 2006, where he was responsible for origination, syndication, cash, derivatives and flow trading for the investment grade and emerging markets businesses, as well as high-yield derivatives. Prior to joining Bear Stearns in 2001, Mr. Millet had a 19-year career with JPMorgan, where he held positions of increasing responsibility, culminating in his appointment as Global Head, Capital Markets and Syndicate. He currently serves on the board of directors of Grace Outreach and the board of trustees of the American Red Cross in Greater New York. Mr. Millet received a B.A. in Economics from Amherst College.
Mr. Millet has substantial experience at large financial institutions in senior leadership roles involving the markets that we serve. Mr. Millet brings to the Board detailed knowledge and unique perspective and insight regarding the strategic and operational opportunities and challenges for the Company and our business.

Nicolas S. Rohatyn Director since April 2000	Nicolas S. Rohatyn (49) has been the Chief Executive Officer and Chief Investment Officer of TRG Management L.P., the investment manager of the TRG Global Opportunity Master Fund, Ltd., since March 2003. From 1982 until 2001, Mr. Rohatyn held a series of positions at JPMorgan, most recently as Executive Director of JPMorgan and Co-Head of LabMorgan from March 2000 until September 2001 and as Managing Director and co-Head of Global Fixed Income from January 1999 until March 2000. Mr. Rohatyn was also a member of the executive management team at JPMorgan from January 1995 until December 2000. Mr. Rohatyn founded the Emerging Markets Traders Association in 1990 and he served as its Chairman from then until 1994. He currently serves on the board of trustees of The Alvin Ailey American Dance Theatre. Mr. Rohatyn received a B.A. in Economics from Brown University.
Mr. Rohatyn brings substantial leadership experience as the founder and chief executive officer of an investment firm. Mr. Rohatyn also has substantial experience in and a deep knowledge and understanding of financial markets and the financial services industry.

John Steinhardt Director since April 2000	John Steinhardt (56) is the founder, and has been the Managing Partner, Co-Chief Executive Officer and Co-Chief Investment Officer, of KLS Diversified Asset Management since July 2007. From July 2006 until July 2007, Mr. Steinhardt managed a private investment portfolio. Mr. Steinhardt was the founder, Chief Executive Officer and Chief Investment Officer of Spectrum Investment Group from January 2005 to July 2006. Until October 2004, Mr. Steinhardt was Head of North American Credit Markets for JPMorgan Chase & Co. and a member of the Management Committee of the Investment Banking Division of JPMorgan Chase & Co. Prior to the merger of J.P. Morgan & Co. and the Chase Manhattan Bank, Mr. Steinhardt was the Head of U.S. Securities at Chase Securities Inc. and a member of the Management Committee from 1996 to 2000. He currently serves on the board of directors of the 92nd Street Y and the board of trustees of the Central Park Conservancy. Mr. Steinhardt received a B.S. in Economics from St. Lawrence University and an M.B.A from Columbia University.
Mr. Steinhardt brings substantial leadership experience as the founder and co-chief executive officer of an investment firm. Mr. Steinhardt also has substantial experience in, and a deep knowledge and understanding of, financial markets and the financial services industry.

In addition to the foregoing 11 nominees for director, as discussed above, Mr. Trudeau was elected to the Board of Directors by the holders of Series B Preferred Stock and will remain in office as a director until his successor has been elected by the holders of Series B Preferred Stock, or his earlier resignation or removal by such holders. Certain biographical information about Mr. Trudeau follows.

Robert W. Trudeau Director since July 2008	Robert W. Trudeau (41) has been a general partner at Technology Crossover Ventures (“TCV”), a private equity and venture capital firm, since August 2005. Mr. Trudeau was elected to the Board of Directors by the holders of the Series B Preferred Stock pursuant to the terms thereof. Prior to joining TCV, from January 2003 to August 2005, Mr. Trudeau was a principal of General Atlantic Partners, a venture capital firm. Mr. Trudeau currently serves on the board of directors of Interactive Brokers Group Inc., RiskMetrics Group, Inc. and several privately held companies. Mr. Trudeau received a B.A.H. in Political Science from Queen’s University and an M.B.A. from The University of Western Ontario.
Mr. Trudeau has significant experience in acquisition and corporate finance transactions generally and in the financial services industry in particular. Mr. Trudeau also has experience as a director of other companies in the financial services industry.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director independence

The Board of Directors has determined that eight of our nominees for director, Dr. Brown-Hruska and Messrs. Burkhardt, Casper, Gomach, Hersch, Markowitz, Rohatyn, and Steinhardt, as well as Mr. Trudeau, who was elected to the Board of Directors by the holders of the Series B Preferred Stock pursuant to the terms thereof, currently meet the independence requirements contained in the NASDAQ listing standards and applicable tax and securities rules and regulations. None of these nominees for director has a relationship with the Company or its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Each of these nominees for director is “independent” as defined within the meaning of the NASDAQ listing standards. In compliance with the NASDAQ listing standards, we have a Board of Directors comprised of a majority of independent directors.

The NASDAQ listing standards have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he is an employee of the Company or is a partner in or executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

None of the non-employee directors were disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to MarketAxess’ management. Based on all of the foregoing, as required by the NASDAQ listing standards, the Board made a substantive determination as to each of the eight independent directors that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. After reviewing the relationship between the Company and Mr. Hernandez’s employer, JP Morgan Chase & Co. (“JPMorgan”), the Company has decided not to treat Mr. Hernandez as an independent director for purposes of the NASDAQ listing standards and applicable SEC rules. In making this determination, the Board considered that JPMorgan represented less than 10% of the Company’s annual revenue in each of 2009, 2008 and 2007, and has from time to time provided certain investment banking services to the Company, including acting as an underwriter of our initial public offering in 2004.

The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for purposes of membership on the Audit Committee, members of audit committees may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation. Also, each of the directors who serve on the Compensation Committee has been determined to be a “non-employee director” for purposes of the applicable SEC rules and regulations and an “outside director” for purposes of the applicable tax rules.

In making its independence determinations, the Board considered transactions occurring since the beginning of 2007 between the Company and entities associated with the independent directors or members of their immediate family. In each case, the Board determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence. The Board’s independence determinations included reviewing the following relationships:

•	Mr. Casper was previously an executive officer of FFTW, which represented less than 1% of the Company’s annual revenue in each of the past three years. FFTW is a wholly-owned subsidiary of BNP Paribas, which represented less than 5% of the Company’s annual revenue in each of the past three years.

•	Mr. Hersch was previously an employee, but not an executive officer, of Bear, Stearns & Co., Inc., which represented less than 5% of the Company’s annual revenue in each of the past three years.

•	Mr. Rohatyn is an executive officer of TRG Management L.P., the investment manager of the TRG Global Opportunity Master Fund, Ltd. TRG Global Opportunity Master Fund, Ltd. represented less than 1% of the Company’s annual revenue in each of the past three years. In addition, Mr. Casper is an executive officer of The Rohatyn Group.

•	Mr. Steinhardt is an executive officer of KLS Diversified Asset Management, which represented less than 1% of the Company’s annual revenue in each of the past three years.

How nominees to our Board are selected

Candidates for election to our Board of Directors are nominated by our Nominating and Corporate Governance Committee and ratified by our full Board of Directors for nomination to the stockholders. The Nominating and Corporate Governance Committee operates under a charter, which is available on our corporate website at www.marketaxess.com.

The Nominating and Corporate Governance Committee will give due consideration to candidates recommended by stockholders. Stockholders may recommend candidates for the Nominating and Corporate Governance Committee’s consideration by submitting such recommendations directly to the Nominating and Corporate Governance Committee by mail or electronically. In making recommendations, stockholders should be mindful of the discussion of minimum qualifications set forth above under Qualifications for director nominees. However, just because a recommended individual meets the minimum qualification standards does not imply that the Nominating and Corporate Governance Committee will necessarily nominate the person so recommended by a stockholder. The Nominating and Corporate Governance Committee may engage outside search firms to assist in identifying or evaluating potential nominees.

Board leadership structure

Our CEO also serves as the Chairman of the Board, and we have a Lead Independent Director, Mr. Rohatyn, who is responsible, among other things, for consulting with the Chairman regarding the agenda for each Board meeting and coordinating the activities of the non-employee directors and the Board, in general, including presiding over the executive sessions of non-employee directors. We believe that this structure is appropriate for the Company because it allows one person to speak for and lead the Company and the Board, while also providing for effective oversight by an independent Board through a Lead Independent Director. Our CEO, as the individual with primary responsibility for managing the Company’s strategic direction and day-to-day operations, is in the best position to provide Board leadership that is aligned with our stockholders’ interests as well as the Company’s needs. Our overall corporate governance policies and practices, combined with the strength of our independent directors, minimize any potential conflicts that may result from combining the roles of CEO and Chairman. The Board has established other structural safeguards that serve to preserve the Board’s independent oversight of management. First, the Board is comprised almost entirely of independent directors who are highly qualified and experienced, and who exercise a strong, independent oversight function. The Board’s Audit, Compensation and Nominating and Corporate Governance Committees are comprised entirely of, and chaired by, independent directors. Second, independent oversight of our Chief Executive Officer’s performance is provided through a number of Board and committee processes and procedures, including regular executive sessions of non-employee directors and annual evaluations of our Chief Executive Officer’s performance against pre-determined goals. The Board believes that these safeguards preserve the Board’s independent oversight of management and provide a balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis.

Board committees

The Audit Committee of our Board of Directors reviews, acts on and reports to our Board of Directors with respect to various auditing and accounting matters, including the recommendation of our independent registered public accounting firm, the scope of the annual audits, the fees to be paid to the independent registered public accounting firm, the performance of the independent registered public accounting firm and our accounting practices. The Audit Committee currently consists of Messrs. Gomach (Chair), Casper and Hersch. The Board of Directors has determined that each member of the Audit Committee is an independent director in accordance with NASDAQ listing standards and that Mr. Casper and Mr. Gomach are both Audit Committee financial experts, as defined by SEC guidelines and as required by the applicable NASDAQ listing standards.

The Compensation Committee of the Board of Directors recommends, reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors (other than non-employee directors) and other individuals whom we compensate. The Compensation Committee also administers our compensation plans. The Compensation Committee currently consists of Messrs. Steinhardt (Chair), Burkhardt and Trudeau. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” in accordance with NASDAQ listing standards, a “non-employee director” under the applicable SEC rules and regulations and an “outside director” under the applicable tax rules.

The Nominating and Corporate Governance Committee of the Board of Directors selects nominees for director positions to be recommended by our Board of Directors for election as directors and for any vacancies in such positions, develops and recommends for our Board of Directors the Corporate Governance Guidelines of the Company and oversees the annual review of the performance of the Board of Directors, each director and each committee. The Nominating and Corporate Governance Committee currently consists of Messrs. Casper (Chair), Hersch and Rohatyn. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is an independent director in accordance with NASDAQ listing standards.

The Investment Committee assists the Board in monitoring whether the Company has adopted and adheres to a rational and prudent investment and capital management policy; whether management’s investment and capital management actions are consistent with attainment of the Company’s investment policy, financial objectives and business goals; the Company’s compliance with legal and regulatory requirements pertaining to investment and capital management; the competence, performance and compensation of the Company’s external money managers; and such other matters as the Board or Investment Committee deems appropriate. The Investment Committee currently consists of Messrs. Steinhardt (Chair), Markowitz and Millet.

Meetings and attendance

During the year ended December 31, 2009, the full Board held six meetings; the Audit Committee held five meetings; the Compensation Committee held three meetings; the Nominating and Corporate Governance Committee held three meetings; and the Investment Committee held two meetings. The non-management directors met in executive session without management directors or employees present at each full meeting of the Board during 2009. We expect each director to attend each meeting of the full Board and of the committees on which he or she serves and to attend the annual meeting of stockholders. All directors attended 100% of the meetings of the full Board and the meetings of the committees on which they served. Messrs. McVey, Millet, Burkhardt, Casper, Gomach, Hersch and Steinhardt attended our 2009 annual meeting of stockholders.

Board involvement in risk oversight

The Company’s management is responsible for defining the various risks facing the Company, formulating risk management policies and procedures, and managing the Company’s risk exposures on a day-to-day basis. The Board’s responsibility is to monitor the Company’s risk management processes by informing itself concerning the

Company’s material risks and evaluating whether management has reasonable controls in place to address the material risks. The Board is not responsible, however, for defining or managing the Company’s various risks.

The Board of Directors monitors management’s responsibility for risk oversight through regular reports from management to the Audit Committee and the full Board. Furthermore, the Audit Committee reports on the matters discussed at the committee level to the full Board. The Audit Committee and the full Board focus on the material risks facing the Company, including strategic, operational, market, credit, liquidity, legal and regulatory risks, to assess whether management has reasonable controls in place to address these risks. In addition, the Compensation Committee is charged with reviewing and discussing with management whether the Company’s compensation arrangements are consistent with effective controls and sound risk management. Finally, risk management is a factor that the Board and the Nominating and Corporate Governance Committee consider when determining who to nominate for election as a director of the Company and which directors serve on the Audit Committee. The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

In March 2010, the Company appointed James N.B. Rucker, formerly the Company’s Chief Financial Officer, to the position of Chief Operations, Credit and Risk Officer. In such position, Mr. Rucker has responsibility, among other things, for overseeing and coordinating the Company’s risk assessment and mitigation efforts, including responsibility for identification of key business risks, ensuring appropriate management of these risks within stated limits and enforcement through policies and procedures. The Company’s Risk Committee was organized in 2006 to assist management’s efforts to assess and manage risk. The Risk Committee is chaired by Mr. Rucker and is comprised of department heads. The Risk Committee assesses the Company’s business strategies and plans and insures that appropriate policies and procedures are in place for identifying, evaluating, monitoring, managing and measuring significant risks. The Risk Committee periodically prepares updates and reports for the Audit Committee of the Board of Directors and provides an annual update directly to the Board.

Code of Conduct, Code of Ethics and other governance documents

The Board has adopted a Code of Conduct that applies to all officers, directors and employees, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Both the Code of Conduct and the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, as well as any amendments to, or waivers under, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, can be accessed in the Investor Relations — Corporate Governance section of our website at www.marketaxess.com.

You may also obtain a copy of these documents by writing to MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, New York 10171, Attention: Investor Relations.

Copies of the charters of our Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as copies of the Company’s Corporate Governance Guidelines, certificate of incorporation and bylaws, can be accessed in the Investor Relations — Corporate Governance section of our website.

Communicating with our Board members

Although our Board of Directors has not adopted a formal process for stockholder communications with the Board, we make every effort to ensure that the views of stockholders are heard by the Board or by individual directors, as applicable, and we believe that this has been an effective process to date. Stockholders may communicate with the Board by sending a letter to the MarketAxess Holdings Inc. Board of Directors, c/o General Counsel, 299 Park Avenue, 10th Floor, New York, New York 10171. The General Counsel will receive the correspondence and forward it to the Chairman of the Board or to any individual director or directors to whom the communication is directed, as appropriate. Notwithstanding the above, the General Counsel has the authority to discard or disregard any communication that is unduly hostile, threatening, illegal or otherwise inappropriate or to take any other appropriate actions with respect to such communications.

In addition, any person, whether or not an employee, who has a concern regarding the conduct of the Company or our employees, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern in writing by addressing a letter to the Chairman of the Audit Committee, c/o Corporate Secretary, at our corporate headquarters address, which is 299 Park Avenue, 10th Floor, New York, New York 10171, or electronically, at our corporate website, www.marketaxess.com under the heading Investor Relations — Board of Directors — Confidential Ethics Web Form.

Director compensation

Our Board of Directors recommends, reviews and oversees the compensation, including equity awards, for our non-employee directors. All directors, other than Messrs. McVey and Millet, are regarded as non-employee directors. Messrs. McVey and Millet receive no additional compensation for their service as a director. Each non-employee director receives an annual cash retainer of $50,000. The Lead Independent Director receives a supplemental annual retainer of $10,000 and the chairs of the Audit, Compensation, Nominating and Corporate Governance and Investment Committees receive a supplemental annual retainer of $15,000, $10,000, $7,500 and $5,000, respectively. In addition, each non-employee director receives $1,500 for each meeting of our Board of Directors, $2,000 for each meeting of the Audit Committee, and $1,000 for each meeting of the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee that the director attends. In July 2009, we granted 4,178 shares of restricted stock and options to purchase 3,187 shares of our Common Stock to each non-employee director. One-half of these awards vested on November 30, 2009 and the balance vests on May 31, 2010. The exercise price of the stock options is equal to the fair market value of the stock ($10.77 per share) on the date of grant. These awards were made under the Company’s 2004 Stock Incentive Plan (Amended and Restated Effective April 28, 2006) (the “Stock Incentive Plan”). The number of restricted stock shares granted was determined on the date of grant by dividing half the $67,500 equity grant value (e.g., $33,750) by the closing price of the stock. The number of stock options granted was determined by dividing the remaining grant value by the Black-Scholes value of the option on the date of grant. The Board of Directors recommends, reviews and oversees the stock option awards for our non-employee directors. We expect to continue to compensate our non-employee directors with a combination of cash and equity awards.

Mr. Trudeau has informed the Company of his obligation to transfer to TCV VI Management, L.L.C. (“TCM VI”) any and all cash and equity compensation paid to him by the Company in his capacity as a director of the Company. Mr. Trudeau is a member of TCM VI. Mr. Trudeau has the sole voting and dispositive power over the shares of restricted stock and options granted to him; however, TCM VI owns 100% of the pecuniary interest therein. Mr. Trudeau disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

Prior to April 2009, Mr. Hernandez’ employer, JPMorgan, did not permit Mr. Hernandez to receive compensation for his service as a director and therefore he received no cash payments or grants of restricted stock or stock options from us prior to such date. Effective April 2009, Mr. Hernandez began to receive compensation for his services as a director on the same terms as our other non-employee directors.

The Company and the Board of Directors believe that equity-based awards are an important factor in aligning the long-term financial interest of the non-employee directors and stockholders. As such, in October 2007 the Board of Directors adopted stock ownership guidelines for the non-employee directors requiring that they hold not less than a number of shares of Common Stock equal in value to two times the annual base cash retainer payable to a director, calculated as of the October 24, 2007 effective date of the policy. All non-employee directors must be in compliance within the later of three years from the effective date of the policy or three years after the director becomes a Board member, and the designated level of ownership must be maintained throughout the non-employee director’s service with the Company. Only shares of Common Stock owned outright in any form, including shares purchased and held personally and vested restricted shares, count toward the minimum ownership requirement; unvested stock options and unvested restricted shares are excluded. Currently, all non-employee directors are in compliance, other than Mr. Hernandez, who did not receive director compensation from the Company prior to April 2009, and Mr. Trudeau, who joined the Board in July 2008. Messrs. Hernandez and Trudeau are expected to be in compliance within the required timeframe (as adjusted by the Board, in the case of Mr. Hernandez, to encompass the three-year period commencing April 2009, the date that he began to receive compensation for his services as a director on the same terms as our other non-employee directors).

Director compensation for fiscal 2009

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($)(1)(2)	($)(1)(2)	($)

Roger Burkhardt	62,000	44,997	18,950	125,947
Stephen P. Casper	79,500	44,997	18,950	143,447
David G. Gomach	84,000	44,997	18,950	147,947
Carlos M. Hernandez	45,000	44,997	18,950	108,947
Ronald M. Hersch	72,000	44,997	18,950	135,947
Jerome S. Markowitz	59,000	44,997	18,950	122,947
Nicolas S. Rohatyn	72,000	44,997	18,950	135,947
John Steinhardt	76,750	44,997	18,950	140,697
Robert W. Trudeau	62,000	44,997	18,950	125,947

(1)	The amounts represent the aggregate grant date fair value of stock and option awards granted by the Company in 2009, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 12 to the consolidated financial statements included in the Company’s 2009 Annual Report on Form 10-K filed with the SEC on February 26, 2010.

(2)	The table below sets forth information regarding the aggregate number of stock awards and the aggregate number of options awards outstanding at the end of fiscal year 2009 for each non-employee director:

	Aggregate Number of Stock	Aggregate Number of Option
	Awards Outstanding at	Awards Outstanding at
	Fiscal Year End (#)	Fiscal Year End (#)

Roger Burkhardt	2,089	9,912
Stephen P. Casper	2,089	29,912
David G. Gomach	2,089	24,912
Carlos M . Hernandez	2,089	3,187
Ronald M . Hersch	2,089	29,912
Jerome S. Markowitz	2,089	38,246
Nicolas S. Rohatyn	2,089	38,246
John Steinhardt	2,089	29,912
Robert W. Trudeau(*)	2,089	7,412

(*)	Pursuant to a Form 4 filed by Mr. Trudeau on August 3, 2009, these shares of restricted stock and stock options are held directly by Mr. Trudeau, who has sole voting and dispositive power of these securities. However, TCM VI, of which Mr. Trudeau is a member, owns 100% of the pecuniary interest in such securities. Mr. Trudeau disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of our Board has appointed the firm of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2010, and the Board is asking stockholders to ratify that selection. Although current law, rules and regulations, as well as the charter of the Audit Committee, require our independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of our independent registered public accounting firm to be an important matter of stockholder concern and considers a proposal for stockholders to ratify such selection to be an important opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PwC, but may ultimately determine to retain PwC as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Your vote

Unless proxy cards are otherwise marked, the persons named as proxies will vote FOR the ratification of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2010. Approval of this proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal.

Board recommendation

The Board unanimously recommends that you vote “FOR” ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

Information about our independent registered public accounting firm

PwC has audited our consolidated financial statements each year since our formation in 2000. Representatives of PwC will be present at our Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Audit and other fees

The aggregate fees billed by our independent registered public accounting firm for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Report on Form 10-K for the years ended December 31, 2009 and 2008 and the audit of our broker-dealer subsidiaries’ annual financial statements, as well as fees paid to PwC for tax compliance and planning and other services, are set forth below.

Except as set forth in the following sentence, the Audit Committee, or a designated member thereof, pre-approves 100% of all audit, audit-related, tax and other services rendered by PwC to the Company or its subsidiaries. The Audit Committee has authorized the Chief Executive Officer and the Chief Financial Officer to purchase permitted non-audit services rendered by PwC to the Company or its subsidiaries up to and including a limit of $10,000 per service and an annual limit of $20,000.

Immediately following the completion of each fiscal year, the Company’s independent registered public accounting firm shall submit to the Audit Committee (and the Audit Committee shall request from the independent registered public accounting firm), as soon as possible, a formal written statement describing: (i) the independent registered public accounting firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review or peer review of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent registered public accounting firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent registered public accounting firm and the Company, including at least the matters set forth in Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), in order to assess the independent registered public accounting firm’s independence.

Immediately following the completion of each fiscal year, the independent registered public accounting firm also shall submit to the Audit Committee (and the Audit Committee shall request from the independent registered public accounting firm), a formal written statement of the fees billed by the independent registered public accounting firm to the Company in each of the last two fiscal years for each of the following categories of services rendered by the independent registered public accounting firm: (i) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Company’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent registered public accounting firm, in the aggregate and by each service.

Set forth below is information regarding fees paid by the Company to PwC during the fiscal years ended December 31, 2009 and 2008.

Fee Category	2009	2008

Audit Fees(1)	$1,159,045	$1,359,823
Tax Fees(2)	—	29,450
Audit Related Fees	6,970	12,577
All Other Fees	3,259	3,251

Total	$1,169,274	$1,405,102

(1)	The aggregate fees incurred include amounts for the audit of the Company’s consolidated financial statements (including fees for the audit of our internal controls over financial reporting) and the audit of our broker-dealer subsidiaries’ annual financial statements.

(2)	The aggregate fees incurred for tax services include amounts in connection with tax compliance and tax consulting services.

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee currently consists of Messrs. Gomach (Chair), Casper and Hersch. Each member of the Audit Committee is independent, as independence is defined for purposes of Audit Committee membership by the listing standards of NASDAQ and the applicable rules and regulations of the SEC. The Board has determined that each member of the Audit Committee is financially literate, in other words, is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, as required by NASDAQ rules. In addition, the Board has determined that both Mr. Gomach and Mr. Casper satisfy the NASDAQ rule requiring that at least one member of our Board’s Audit Committee have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board has also determined that both Mr. Gomach and Mr. Casper are “financial experts” as defined by the SEC.

The Audit Committee appoints our independent registered public accounting firm, reviews the plan for and the results of the independent audit, approves the fees of our independent registered public accounting firm, reviews with management and the independent registered public accounting firm our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves transactions between the Company and its officers, directors and affiliates and performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. A copy of the Audit Committee charter is available in the Investor Relations — Corporate Governance section of the Company’s website.

During fiscal year 2009, the Audit Committee met five times. The Company’s senior financial management and independent registered public accounting firm were in attendance at such meetings. Following at least one meeting during each calendar quarter during 2009, the Audit Committee conducted a private session with the independent registered public accounting firm, without the presence of management.

The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including particularly its senior financial management, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles, and relies upon the Company’s independent registered public accounting firm to review or audit, as applicable, such financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).

We have reviewed and discussed with senior management the Company’s audited financial statements for the year ended December 31, 2009, included in the Company’s 2009 Annual Report on Form 10-K. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

In discharging our oversight responsibility as to the audit process, we have discussed with PwC, the Company’s independent registered public accounting firm, the matters required to be discussed by PCAOB AU 380 Communication with Audit Committees, as currently in effect, which requires our independent registered public accounting firm to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements, including: (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit.

We have received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with us concerning independence, and have discussed with PwC their independence.

Based upon the foregoing review and discussions with our independent registered public accounting firm and senior management of the Company, we have recommended to our Board that the financial statements prepared by the Company’s management and audited by its independent registered public accounting firm be included in the Company’s Annual Report on Form 10-K, for filing with the SEC. The Committee also has appointed PwC as the Company’s independent registered public accounting firm for 2010.

As specified in its Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s management and independent registered public accounting firm. In discharging our duties as a Committee, we have relied on (i) management’s representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Submitted by the Audit Committee of the
Board of Directors:

David G. Gomach — Chair
Stephen P. Casper
Ronald M. Hersch

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 6, 2010 by (i) each person or group of affiliated persons known by us to beneficially own more than five percent of our Common Stock, (ii) each of our named executive officers, (iii) each of our directors and nominees for director and (iv) all of our directors and executive officers as a group.

The following table gives effect to the shares of Common Stock issuable within 60 days of April 6, 2010 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under Section 13 of the Securities Exchange Act of 1934, as amended, and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 32,295,665 shares of Common Stock outstanding at the close of business on April 6, 2010. Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our Common Stock that he, she or it beneficially owns.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, New York 10171.

	Common Stock		Series B Preferred Stock
	Number of		Number of
	Shares	Percentage	Shares	Percentage
	Beneficially	of Stock	Beneficially	of Stock
	Owned	Owned	Owned	Owned

5% Stockholders
Entities related to Technology Crossover Ventures(1)	4,215,815	11.55%	35,000	100.00%
J.P. Morgan Partners (23A), L.P.(2)	1,236,519	3.78%	—	—
LabMorgan Corporation(3)	2,469,929	7.55%	—	—
Total for entities affiliated with J.P. Morgan Chase & Co.	3,269,929	9.99%	—	—
Burgandy Asset Management Ltd.(4)	2,521,958	7.81%	—	—
Kornitzer Capital Management, Inc.(5)	2,252,231	6.97%	—	—
Janus Capital Management LLC(6)	1,908,610	5.91%	—	—
Royce & Associates, L.L.C.(7)	1,692,340	5.24%	—	—
BlackRock, Inc.(8)	1,674,773	5.19%	—	—
Named Executive Officers and Directors
Richard M. McVey(9)	3,045,304	9.01%	—	—
Dr. Sharon Brown-Hruska	—	—	—	—
Roger Burkhardt(10)	22,815	*	—	—
Stephen P. Casper(11)	50,815	*	—	—
David G. Gomach(12)	50,815	*	—	—
Carlos M. Hernandez(13)	7,365	*	—	—
Ronald M. Hersch(11)	50,815	*	—	—
Jerome S. Markowitz(14)	68,663	*	—	—
T. Kelley Millet(15)	700,198	2.14%	—	—
Nicolas S. Rohatyn(16)	59,149	*	—	—
John Steinhardt(11)	50,815	*	—	—
Robert W. Trudeau(17)	4,215,815	11.55%	35,000	100.00%
James N.B. Rucker(18)	334,823	1.03%	—	—
Nicholas Themelis(19)	428,795	1.32%	—	—
All Executive Officers and Directors as a Group (15 persons)(20)	9,212,872	23.55%	35,000	100.00%

*	Less than 1%.

(1)	Consists of (i) 3,472,653 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock held by TCV VI, L.P. (“TCV VI”), (ii) 694,530 shares of Common Stock issuable upon exercise of warrants held by TCV VI, (iii) 27,347 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock held by TCV Member Fund, L.P. (“TCV MF” and, together with TCV VI, the “TCV VI Funds”), (iv) 5,470 shares of Common Stock issuable upon exercise of warrants held by TCV MF, (v) 4,225 shares of Common Stock held by TCV VI Management, L.L.C. (“TCM VI”), (vi) 2,089 shares of Common Stock held directly by Robert W. Trudeau; (vii) 2,089 shares of unvested restricted stock; and (viii) 7,412 shares of Common Stock issuable upon exercise of stock options held directly by Mr. Trudeau. The TCV VI Funds are organized as “blind pool” partnerships in which the limited partners (or equivalents) have no discretion over investment or sale decisions, are not able to withdraw from TCV VI Funds, except under exceptional circumstances, and generally participate ratably in each investment made by the TCV VI Funds. The sole General Partner of TCV VI and a General Partner of TCV MF is Technology Crossover Management VI, L.L.C. (“Management VI”). Mr. Trudeau, a director of the Company, is a member of Management VI. Mr. Trudeau and Management VI share voting and dispositive power with respect to the shares beneficially owned by the TCV VI Funds. Mr. Trudeau and Management VI disclaim beneficial ownership of any shares held by the TCV VI Funds except to the extent of their respective pecuniary interests therein. Mr. Trudeau has sole voting and dispositive power over the stock options held directly by him, any shares issuable upon the exercise of such stock options and the shares held directly by him; however, TCM VI owns 100% of the pecuniary interest in such stock options and any such shares. Mr. Trudeau disclaims beneficial ownership of such stock options, any shares to be issued upon exercise of such stock options, any shares held directly by him, and any shares held by TCM VI and the TCV VI Funds except to the extent of his pecuniary interest therein.

(2)	Information regarding J.P. Morgan Partners (23A), L.P. was obtained from a Schedule 13G filed by J.P. Morgan Partners (23A), L.P. with the SEC. Consists of 800,000 shares of Common Stock and 436,519 shares of Common Stock issuable upon conversion of shares of non-voting common stock that are presently convertible. Excludes 788,798 shares of non-voting common stock, because the terms of the non-voting common stock contain a limitation on acquiring shares of Common Stock if the conversion would result in the holder beneficially owning more than 9.99% of our outstanding Common Stock. In total, 1,225,317 shares of non-voting common stock are owned by the holder. The general partner of J.P. Morgan Partners (23A), L.P. is J.P. Morgan Partners (23A Manager), Inc., an indirect wholly-owned subsidiary of JPMorgan Chase & Co. The principal business address of J.P. Morgan Partners (23A), L.P. is 270 Park Avenue, New York, NY 10017.

(3)	Information regarding LabMorgan Corporation was obtained from a Schedule 13G filed by LabMorgan Corporation with the SEC. Consists of 2,033,410 shares of Common Stock and an aggregate of 436,519 shares of Common Stock issuable upon conversion of shares of non-voting common stock that are presently convertible. Excludes 923,818 shares of non-voting common stock because the terms of the non-voting common stock contain a limitation on acquiring shares of Common Stock if the conversion would result in the holder beneficially owning more than 9.99% of our outstanding Common Stock. In total, 1,360,337 shares of non-voting common stock are owned by the holder. LabMorgan Corporation is a direct wholly-owned subsidiary of JPMorgan Chase & Co. The principal business address of LabMorgan Corporation is 270 Park Avenue, New York, NY 10017.

(4)	Information regarding Burgandy Asset Management Ltd. was obtained from a Schedule 13G filed by Burgandy Asset Management Ltd. with the SEC. The principal business address of Burgandy Asset Management Ltd. is 181 Bay Street, Suite 4510, Toronto, Ontario M5J 2T3.

(5)	Information regarding Kornitzer Capital Management, Inc. was obtained from a Schedule 13G filed by Kornitzer Capital Management, Inc. with the SEC. The principal business address of Kornitzer Capital Management, Inc. is 5420 West 61st Place, Shawnee Mission, KS 66205.

(6)	Information regarding Janus Capital Management LLC was obtained from a Schedule 13G filed by Janus Capital Management LLC with the SEC. The principal business address of Janus Capital Management LLC is 151 Detroit Street, Denver, CO 80206.

(7)	Information regarding Royce & Associates, L.L.C. was obtained from a Schedule 13G filed by Royce & Associates, L.L.C. with the SEC. The principal business address of Royce & Associates, L.L.C. is 1414 Avenue of the Americas, New York, NY 10019.

(8)	Information regarding BlackRock, Inc. was obtained from a Schedule 13G filed by BlackRock, Inc. with the SEC. The principal business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(9)	Consists of (i) 1,170,372 shares of Common Stock owned individually; (ii) 380,825 shares of unvested restricted stock; and (iii) 1,494,107 shares of Common Stock issuable pursuant to stock options granted to Mr. McVey that are or become exercisable within 60 days. Does not include 95,667 shares of Common Stock issuable pursuant to stock options or 35,937 performance shares that are not exercisable within 60 days.

(10)	Consists of (i) 10,814 shares of Common Stock owned individually; (ii) 2,089 shares of unvested restricted stock; and (iii) 9,912 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(11)	Consists of (i) 18,814 shares of Common Stock owned individually; (ii) 2,089 shares of unvested restricted stock; and (iii) 29,912 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(12)	Consists of (i) 23,814 shares of Common Stock owned individually; (ii) 2,089 shares of unvested restricted stock; and (iii) 24,912 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(13)	Consists of (i) 2,089 shares of Common Stock owned individually; (ii) 2,089 shares of unvested restricted stock; and (iii) 3,187 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include shares of

Common Stock and other MarketAxess securities held by J.P. Morgan Partners (23A), L.P. or LabMorgan Corporation, each of which is a direct wholly-owned subsidiary of JPMorgan Chase & Co. Mr. Hernandez disclaims beneficial ownership of such shares.

(14)	Consists of (i) 21,521 shares of Common Stock owned individually; (ii) 2,089 shares of unvested restricted stock; (iii) 38,246 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days; and (iv) 6,807 shares of Common Stock owned in joint tenancy with his spouse.

(15)	Consists of (i) 132,773 shares of Common Stock owned individually; (ii) 190,758 shares of unvested restricted stock; and (iii) 376,667 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include 238,333 shares of Common Stock issuable pursuant to stock options or 15,949 performance shares that are not exercisable within 60 days.

(16)	Consists of (i) 18,814 shares of Common Stock owned individually; (ii) 2,089 shares of unvested restricted stock; and (iii) 38,246 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(17)	Includes (i) 2,089 shares of Common Stock; (ii) 2,089 shares of unvested restricted stock; and (iii) 7,412 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days, in each case held directly by Mr. Trudeau. Mr. Trudeau has the sole power to disposed and direct the disposition of the options, any shares issuable upon the exercise of the options, and the shares of Common Stock held directly by him, and the sole power to direct the vote of the shares of Common Stock and the shares of Common stock to be issued to him upon exercise of the options. However, Mr. Trudeau has transferred to TCM VI 100% of the pecuniary interest in such options, any shares to be issue upon exercise of such options and the shares of Common Stock held directly by Mr. Trudeau. Also includes (x) 4, 225 shares of Common Stock held by TCM VI and (y) shares of Common Stock and warrants exercisable for Common Stock owned by the TCV VI Funds. See footnote (1) for a discussion of the ownership of the TCV Funds. Mr. Trudeau disclaims beneficial ownership of any shares held by TCM VI and the TCV VI Funds, except to the extent of his pecuniary interest therein.

(18)	Consists of (i) 111,437 shares of Common Stock owned in joint tenancy with his spouse; (ii) 41,128 shares of unvested restricted stock; and (iii) 182,258 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include 6,217 shares of Common Stock issuable pursuant to stock options or 7,345 performance shares that are not exercisable within 60 days.

(19)	Consists of (i) 39,612 shares of Common Stock owned in joint tenancy with his spouse; (ii) 105,283 shares of unvested restricted stock; and (iii) 283,900 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include 11,590 shares of Common Stock issuable pursuant to stock options or 7,694 performance shares that are not exercisable within 60 days.

(20)	Consists of (i) 1,601,809 shares of Common Stock; (ii) 787,480 shares of unvested restricted stock; (iii) 2,623,583 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days; (iv) 700,000 shares of Common Stock issuable pursuant to warrants that are currently exercisable; and (v) 3,500,000 shares of Common Stock issuable upon the conversion of 35,000 shares of Series B Preferred Stock. Does not include 352,167 shares of Common Stock issuable pursuant to stock options or 71,122 performance shares that are not exercisable within 60 days.

EXECUTIVE OFFICERS

Set forth below is information concerning our executive officers as of April 6, 2010.

Name	Age	Position

Richard M. McVey	50	Chief Executive Officer and Chairman of the Board of Directors
T. Kelley Millet	50	President
Antonio L. DeLise	48	Chief Financial Officer
James N.B. Rucker	53	Chief Operations, Credit and Risk Officer
Nicholas Themelis	46	Chief Information Officer

Richard M. McVey has been Chief Executive Officer and Chairman of our Board of Directors since our inception. See Proposal 1 — Election of Directors — Director information for a discussion of Mr. McVey’s business experience.

T. Kelley Millet has been President since September 2006. See Proposal 1 — Election of Directors — Director information for a discussion of Mr. Millet’s business experience.

Antonio L. DeLise has been Chief Financial Officer since March 2010. From July 2006 until March 2010, Mr. DeLise was the Company’s Head of Finance and Accounting, where he was responsible for financial regulatory compliance and oversight of all controllership and accounting functions. Prior to joining us, Mr. DeLise was Chief Financial Officer of PubliCard, Inc., a designer of smart card solutions for educational and corporate sites, from April 1995 to July 2006. Mr. DeLise also served as Chief Executive Officer of PubliCard from August 2002 to July 2006, President of PubliCard from February 2002 to July 2006, and a director of PubliCard from July 2001 to July 2006. Prior to PubliCard, Mr. DeLise was employed as a senior manager with the firm of Arthur Andersen LLP from July 1983 through March 1995.

James N.B. Rucker has been Chief Operations, Credit and Risk Officer since March 2010. From June 2004 to March 2010, Mr. Rucker was Chief Financial Officer of the Company. From our formation in April 2000 through June 2004, Mr. Rucker was Head of Finance and Operations, with responsibility for finance and certain client and dealer services. From January 1995 to April 2000, Mr. Rucker was Vice President and Head of International Fixed Income Operations at Chase Manhattan Bank, where he was responsible for the settlement of international securities and loan, option and structured trades. He also was a Director of the Emerging Markets Clearing Corporation from 1999 to 2000. Mr. Rucker received a B.S. in Economics and Politics from Bristol University, England.

Nicholas Themelis has been Chief Information Officer since March 2005. From June 2004 through February 2005, Mr. Themelis was Head of Technology and Product Delivery. From March 2004 to June 2004, Mr. Themelis was Head of Product Delivery. Prior to joining us, Mr. Themelis was a Principal at Promontory Group, an investment and advisory firm focused on the financial services sector, from November 2003 to March 2004. From March 2001 to August 2003, Mr. Themelis was a Managing Director, Chief Information Officer for North America and Global Head of Fixed Income Technology at Barclays Capital. From March 2000 to March 2001, Mr. Themelis was the Chief Technology Officer and a member of the board of directors of AuthentiDate Holdings Corp., a start-up focused on developing leading-edge content and encryption technology. Prior to his tenure at AuthentiDate, Mr. Themelis spent nine years with Lehman Brothers, ultimately as Senior Vice President and Global Head of the E-Commerce Technology Group.

COMPENSATION DISCUSSION AND ANALYSIS

2009 In Review

Summary of 2009 Performance

While 2009 continued to be a tumultuous time in the financial services industry, there was marked improvement in the credit markets. The improved credit markets, in conjunction with organic initiatives to broaden the base of clients and broker-dealers on our platform, resulted in a successful year for the Company. Highlights of our financial performance during 2009 include the following:

•	Revenues: Annual revenues were an all-time high, increasing 23% to more than $114 million, up from $93 million in 2008;

•	Operating Income: Operating income for 2009 of more than $30 million was also a record;

•	Operating Margin: Increased to 26% in 2009 from 13.8% in 2008;

•	Earnings Per Share: Earnings Per Share (“EPS”) increased 91% to $0.42 in 2009 from $0.22 in 2008;

•	Stock Price: The Company’s stock closed at $13.90 at the end of 2009, up 70% from $8.16 at the conclusion of 2008;

•	Trading Volume: Total trading volume increased to $299.3 billion in 2009 from $266.4 billion in 2008;

•	Transaction Fees: Average variable transaction fees per million (across all products) increased to $176 per million in 2009, from $128 per million in 2008;

•	Market Share: Our estimated market share for the fourth fiscal quarter of 2009 increased to 8.1%, vs. 6.6% for 2008 and 6.2% for the total year 2009; and

•	Relative Performance: We outperformed our peer group (see Pay Levels and Benchmarking below) in operating income, EPS, earnings before interest, taxes, depreciation and amortization (“EBITDA”) and pre-tax margin growth during 2009.

How 2009 Performance Affected Compensation

•	Annual incentive payments to NEOs (as defined below) were significantly higher than in 2008, up 107% in the aggregate, reflecting our revenue, operating income and EPS growth over 2008 (see Annual Variable Performance Awards Payable in Cash below).

•	Performance shares were earned by recipients at 150% of the award amount, the maximum possible under the award design. As share price also increased substantially in 2009 (from $7.94 at grant date to $13.90 at year end), performance shares were worth more than double the original target award (see Use of Performance Shares below).

Overview of compensation objectives and strategy for our Named Executive Officers

Through the end of fiscal year 2009, our executive officers were comprised of our Chief Executive Officer (“CEO”), Mr. McVey, our President, Mr. Millet, our Chief Financial Officer (“CFO”), Mr. Rucker, and our Chief Information Officer (“CIO”), Mr. Themelis (collectively, the named executive officers, or “NEOs”). This discussion will focus on our executive compensation practices for this group of NEOs.

Effective March 8, 2010, Mr. Rucker was appointed to the position of Chief Operations, Credit and Risk Officer (“Chief OCRO”), and Mr. DeLise, our Head of Accounting and Finance, was appointed CFO. Messrs. Rucker and DeLise are NEOs in 2010 and will be included in our Compensation Discussion and Analysis for such year.

Our executive compensation program is designed to attract, reward and retain the caliber of executives needed to ensure our continued growth and profitability. The program’s primary objectives are to:

•	Create long-term value for our stockholders;

•	Align firm and personal performance and decision-making with stockholder value creation;

•	Reward our NEOs for their individual performance and their contribution to our overall financial performance without encouraging excessive risk-taking;

•	Support our long-term growth objectives;

•	Provide rewards that are competitive with organizations that compete for executives with similar skill sets;

•	Provide rewards that are cost-efficient and equitable to both our NEOs and stockholders; and

•	Encourage high-potential individuals with significant and unique market experience to build a career at the Company.

We have certain unique operating characteristics that directly impact our compensation philosophy and the way we attract, reward and retain key management talent. First, we are a hybrid company whose NEOs must combine an expertise of the fixed-income securities market with the knowledge and ability to create, implement and deliver technology-driven market solutions. We therefore compete with the financial services industry and the software development industry for executive talent as follows:

	Financial Services		Technology-Software Development
Experience in
	Markets Knowledge		Software		Ability to Work in
	Required	Competition	Development	Competition	Small Enterprise

CEO	✓	✓		✓	✓
President	✓	✓		✓	✓
CFO		✓		✓	✓
CIO	✓	✓	✓	✓	✓

Second, because we are a relatively small firm with low overhead in support positions and maintain a relatively flat organization, our NEOs must have the ability and desire to manage tactical details, and they are expected to effectively communicate with and lead broad teams of employees across all levels of the organization. Similarly, our NEOs must be able to think strategically and broadly and be able to develop a compelling vision for both their team(s) and the Company. We believe that our business is particularly demanding on our senior executives and we highly value those executives who demonstrate an ability to flourish in this environment, due to the unique and distinct competencies that are required for success.

Our pay philosophy is tied to the belief that executive and employee compensation should have a direct correlation to financial business results. Besides a fixed base salary, executives and employees are eligible for short-term (annual) incentive awards, specifically cash incentives, and long-term (three to five year) incentive awards in the form of equity in the Company. This mix is typical of pay practices in both the financial services markets and the software development markets.

While we saw a significant downturn in the market in 2008, which limited alternative employment opportunities for many of our key employees, the recent resurgence within the fixed income markets has resulted in increased hiring in relevant sectors of the financial services industry and record compensation levels at some financial services firms. The Compensation Committee believes that our ability to retain our current high-performing team of seasoned NEOs to manage our business is critical to the Company’s success.

The compensation programs for our NEOs are administered by the Compensation Committee of the Board. Working with management and our independent outside compensation advisors, the Compensation Committee has developed and continually reviews and revises a compensation and benefits strategy that rewards performance and behaviors to reinforce a culture that will drive our Company’s long-term success.

We have a formal semi-annual planning, goal-setting and feedback process that is fully integrated into the compensation program, creating alignment between individual efforts, our results and the financial awards that are realized by our NEOs as well as our general employee population.

In addition, the NEOs and other senior managers meet regularly to update corporate goals and initiatives based on corporate performance, changes in market conditions and potential new market opportunities. Individual strategic goals and objectives will change as a result of new or changed corporate initiatives.

We seek to promote a long-term commitment to the Company from our NEOs, as we believe that the Company receives significant benefits from the continuity that results in maintaining the same team of seasoned managers. Our team-focused culture and management processes are designed to foster this commitment. To support these objectives, long-term incentives for our NEOs have traditionally been granted as equity incentives, predominantly in the form of stock options and restricted stock. In addition, we began granting our NEOs equity incentives in the form of performance shares beginning with fiscal year 2008, and are now in our third year of doing so.

The value realized from the equity incentive awards is dependent upon our performance and growth in our stock price. The vesting schedules and performance goals attached to these equity awards reinforce this long-term, performance-based orientation.

Role of the Compensation Committee

General

The Compensation Committee establishes our compensation policies, provides guidance for the implementation of those policies and determines the amounts and elements of compensation for our NEOs. The Compensation Committee’s function is more fully described in its charter, which has been approved by our Board. The charter is available for viewing or download on our corporate website at www.marketaxess.com under the Investor Relations-Corporate Governance caption.

The Board has determined that each member of the Compensation Committee is an “independent director” in accordance with NASDAQ listing standards, a “non-employee director” under the applicable SEC rules and regulations and an “outside director” under the applicable tax rules.

The Compensation Committee consults with the compensation consultant when considering decisions concerning the compensation of the CEO. When considering decisions concerning the compensation of our NEOs other than the CEO, the Compensation Committee generally seeks the recommendations of both the CEO and the compensation consultant. All compensation decisions for our NEOs are ultimately made in the Compensation Committee’s sole discretion.

No NEO has a role in determining or recommending compensation for outside directors.

Use of Outside Advisors

In making its determinations with respect to compensation of our NEOs, the Compensation Committee retains the services of an independent outside compensation consultant, Grahall LLC (“Grahall”). Grahall was retained directly by, and reports directly to, the Compensation Committee.

During the course of 2009, Grahall was retained for the following compensation-related activities:

•	NEO Pay Analysis — Review and benchmark competitive market pay levels and conduct retention analyses with respect to 2009 compensation for our NEOs and other senior executives;

•	Director Pay Analysis — Review and provide recommendations for compensation for our non-employee directors, including retainers and meeting fees;

•	Employee Pay Analysis — Review and benchmark competitive market pay practices for approximately 50%-60% of our employee group, excluding our NEOs;

•	Proxy Disclosure — Assist in the preparation of the Company’s Compensation Discussion and Analysis included in the proxy statements for our 2008 and 2009 Annual Meeting of Stockholders; and

•	General Advice — Other compensation-related recommendations and activities, including providing advice regarding compliance issues, the design and management of our annual incentive plan, and the company’s equity awards and the composition of our peer group (as discussed below in Pay Levels and Benchmarking).

Special projects — At the Board’s request, Grahall also assisted both the Board and the Nominating and Corporate Governance Committee with the administration of their annual performance assessment. The fees earned for the services required for these special projects were nominal, and the Compensation Committee believes that the provision of these services by the consultant does not impair the consultant’s independence or ability to provide the Compensation Committee with the information and support necessary to structure and administer the Company’s executive compensation programs.

The Compensation Committee annually reviews competitive compensation data, recent compensation trends and any other relevant market data prepared by the compensation consultant. The Compensation Committee has the authority to retain, terminate and set the terms of the relationship with any outside advisors who assist the Compensation Committee in carrying out its responsibilities.

How We Determine Pay Levels

We seek to provide competitive compensation that is commensurate with performance. The compensation consultant works with our CEO and other managers of the Company to gather pertinent Company information, including employee and officer listings, corporate financial performance and the budget for the expensing of equity grants. The compensation consultant independently researches the performance and pay practices of our peer group and augments that research with applicable financial technology survey data to develop a general understanding of how our compensation practices and programs compare to the market. The compensation consultant uses this information to assist in the preparation of recommended pay ranges for Total Direct Compensation (“TDC”) and presents them to the Compensation Committee for its consideration and approval. TDC is comprised of base salary, annual cash incentives and long-term equity incentives (but does not include retirement and other benefits). Corporate financial performance (year-over-year growth), individual NEO performance, achievement of corporate strategic goals and the ability to incur the suggested compensation expenses factor significantly into the Compensation Committee’s decision of where to position the NEOs in relation to the benchmark data and in relation to each other. Additionally, retention concerns are considered when determining both the amount and the structure of an NEO’s pay.

For fiscal year 2009, we benchmarked our NEOs’ fixed and variable compensation with a peer group of financial services and financial technology companies. This was supplemented, as appropriate, with other relevant survey data used to validate compensation levels and practices within financial services and financial technology companies and U.S. businesses in general. Based on this information, at the end of 2009 for fiscal year 2010, Grahall developed an appropriate range of cash and equity compensation for each individual that was presented to the Compensation Committee. Grahall used our peer group of financial technology companies and blended data from a variety of sources (as discussed above) to develop a range of pay levels to guide the Compensation Committee. Moreover, as part of its standard methodology to help ameliorate the volatility that can occur during any particular compensation year — particularly in the financial services and financial technology industry — Grahall aggregated data over multiple years with an emphasis on the most recent periods.

For any year, the appropriate compensation range for each NEO is determined based on a number of factors, including: the NEO’s role, responsibilities and expertise; the pay level for peers within the Company (internal alignment) and in the market for similar positions (external alignment); the level of competition that exists within the market for a given position; individual performance; and contribution to corporate financial performance, including the development and achievement of our long-term strategic goals and the enhancement of our franchise value. While weightings are developed and utilized for each position, no fixed numerical formula exists that is used from year to year. The Compensation Committee also considers the general economic climate and indications of pay levels from their colleagues in the financial services and technology industries.

After consideration of the foregoing data and the internal pay relationships among our NEOs, corporate financial performance, individual performance ratings and the need to attract, motivate and retain an experienced and effective management team, the Compensation Committee determined each NEO’s TDC levels within the appropriate range. As discussed in more detail below in Pay Mix, for fiscal year 2009 the Compensation Committee raised the NEOs’ TDC levels over 2008 levels and targeted NEO TDC above the median of the market data. The Compensation Committee then determined an ideal “pay mix” — the relative amount of TDC for each NEO that should be delivered as base salary, annual cash incentives and long-term equity incentive awards.

Given the Company’s unique position in its industry, we believe that reviewing benchmark data is a vital part of the process by which the Compensation Committee determines relevant pay ranges and pay mix (the allocation of total pay among the different elements). The Compensation Committee uses competitive data to help strike a favorable balance among cost management, wealth creation opportunity and retention, without creating undesirable and unnecessary incentives for NEOs to take risks that might inappropriately place the stockholders’ investment at risk. However, we remain mindful that risk is a necessary and important element of our business, and that some prudent risk-taking is necessary to achieve our growth objectives.

We generally target our NEOs’ individual target total cash compensation level to be near the median of the market data for accomplishment of target performance. However, as discussed below, the base salary for each NEO is positioned below market median, in part because the publicly-traded companies in our peer group (for which information is available) are generally larger than MarketAxess, and in part because the Compensation Committee’s philosophy is to place greater portions of our targeted annual cash compensation at risk. Accordingly, the value of each NEO’s cash and equity incentives generally determines where each NEO’s TDC is relative to market trends.

The Compensation Committee assesses “competitive market” compensation using a number of sources. As mentioned above, one of the data sources used in setting competitive market levels for the NEOs is the information publicly disclosed by a “peer group” of financial services and technology companies (listed below), the composition of which is reviewed annually with the compensation consultant. While these companies may differ from us in terms of exact size and revenues, they are the closest matches available to us in terms of a comparable business model.

Peer Group

In 2008, the Compensation Committee updated our peer group by making the following changes: we replaced eSpeed with BGC Partners after the merger of those two companies; we removed International Securities Exchange after its acquisition by Deutsche Boerse (as public information regarding this company’s pay levels and practices will no longer be available); and we eliminated TD Ameritrade for competitive compensation purposes, as that organization currently has substantially higher revenues and franchise value (as measured by market capitalization) than ours. The firms that were removed from the peer group were replaced by GFI Group Inc. and Intercontinental Exchange, Inc., as these firms’ annual revenues are more in line with ours than firms such as TD Ameritrade. However, while TD Ameritrade is no longer included as a peer for purposes of determining pay levels for our NEOs, our Compensation Committee and independent consultant will continue to consider TD Ameritrade’s (along with others within and outside the financial services and technology industry) pay practices for purposes of providing reference points for how pay is delivered by competitors in our industry. Grahall has commenced making recommendations to our Compensation Committee for the possible inclusion of other peer-appropriate firms.

Due to the hybrid nature of our Company, the potential career opportunities and competition for executive talent is more diversified than in a typical company. The firms that best fit our definition of a competitive peer are private firms for which financial results and compensation data are generally unavailable. Therefore, we have to rely on comparisons to financial technology firms in other asset classes, of different sizes, and whose business model may be different than ours.

Our peer group for 2009 consisted of companies in the financial technology marketplace, and includes:

• BGC Partners, Inc. (successor)	• Labranche & Co., Inc.
• GFI Group Inc. (new)	• Options Xpress Holdings, Inc.
• Intercontinental Exchange, Inc. (new)	• SWS Group, Inc.
• Investment Technology Group, Inc.	• Tradestation Group, Inc.
• Knight Capital Group, Inc.

As our business model is unique — as stated above, we are the only publicly-traded company whose core business is providing a client to multi-dealer electronic trading platform for credit products — this peer group data is supplemented and blended with data from different compensation surveys. These surveys are selected and weighted based on their relevance to the specific position being evaluated. Each NEO has a carefully considered compensation range that blends data from a variety of sources. This is based on availability and applicability of peer group and other compensation data for each position and the competitive markets for talent (see Overview of compensation objectives and strategy for our Named Executive Officers above).

Though effort is expended to maintain continuity in the annual data-gathering process, experience has taught us that there is a significant amount of volatility in pay data (and survey participants) from year to year, even when the same survey sources are used. Accordingly, we tend to use multi-year averages rather than simply focusing on data for the most recently completed period. This has the effect of “smoothing” the year-to-year variance.

The Compensation Committee also applies other factors in determining the level of incentive pay for our NEOs. For example, if the Company’s ratio of compensation expense to gross revenues (“C&B Ratio”) is greater than that of other companies in our peer group, the Compensation Committee may choose to reduce our NEOs’ annual incentive opportunity accordingly. The Compensation Committee believes focusing on the C&B ratio is both appropriate and highly typical in the financial services industry. Moreover, comparing our C&B Ratio versus our internal guidelines and our industry competitors provides a highly relevant data point regarding our compensation efficiency. Since the NEOs’ incentive payments are a part of aggregate compensation expense, the Compensation Committee reserves the right to reduce the NEOs’ incentives to reduce the C&B Ratio or to allow for additional incentive payments to the non-NEO employee population. As a long-term goal, the Compensation Committee has and will continue to pursue a reduction of the C&B Ratio, thereby increasing the Company’s operating margins and stockholder returns.

As noted above, notwithstanding our overall pay positioning objectives, pay opportunities for specific individuals may vary significantly based on a number of factors, such as scope of duties, tenure, institutional knowledge, individual performance, market conditions and the company’s desire to retain the NEO, and/or the difficulty in recruiting a new executive who has the skill set required to be successful with the Company. Actual total compensation in a given year will vary above or below the target compensation levels based on the attainment of corporate strategic and operating goals, individual performance, the creation of stockholder value and competitive threats.

Details of the Company’s compensation structure for our NEOs

Pay Elements — Overview

We utilize four main components of compensation for our NEOs and many of our other employees:

Objectives
				Reward Short-	Reward Long-
		Compete in		Term	Term
Compensation Element	Description	the Market	Retain	Performance	Performance

Base Salary	All employees: reflects the employee’s role and responsibilities, experience, expertise, and, to a lesser degree, individual performance	✓	✓
Cash Incentives	All employees are eligible: designed to reward attainment of annual corporate financial goals and individual performance, allows total cash compensation to fluctuate upwards or downwards, as appropriate, with individual and corporate performance	✓	✓	✓
Equity Incentives	Offered to key employees and exceptional performers: designed to tie NEO compensation to stockholder value creation, which in 2009 consisted of grants of restricted stock and performance shares	✓	✓	✓	✓
Other Benefits	Offered to all employees: includes healthcare benefits, life insurance and retirement savings plans, and disability plans in the US and comparable benefits in other geographic locations	✓	✓

In addition to the foregoing elements, we have entered into employment agreements with the CEO and the President that provide for certain payments and benefits in the event of certain terminations of their employment or a change in control of the Company. See Executive Compensation — Potential termination or change in control payments and benefits for additional detail on potential payments under specific events of termination or upon a change of control.

Pay Mix

We believe that our pay mix helps to better align NEO compensation with the interests of our stockholders. While we acknowledge that less variability in compensation through increased base salaries may, in some cases, reduce risk-taking, we believe that variability of compensation tied to corporate results motivates our NEOs and promotes decision-making that is aligned with stockholders’ goals. We also believe we have the right pay mix in place to mitigate unnecessary or extraordinary focus on short-term results that could result in increased risk.

•	NEOs receive a significant portion of their compensation in equity that vests over three years. Therefore, the NEOs must have a long-term outlook, which mitigates short-term risk. Given their equity holdings, poor performance or other detrimental activity affects the NEOs to the same extent it affects our stockholders.

•	As a significant portion of each NEO’s compensation is awarded in equity and our NEOs are subject to stock ownership guidelines, we believe the NEOs are motivated to align personal performance and decision-making with stockholder value creation, and that they are motivated to improve the financial results for the Company on a long-term basis.

•	Our equity agreements for all grants made to all employees have a “Detrimental Activity” clause, which would allow the Company to 1) expire any unexercised stock options or recover any gain realized as a result of exercise from one year of exercise and 2) forfeit any performance shares and restricted stock held prior to vesting or, for one year after vesting, recover an amount equal to the fair market value at the time of vesting.

•	We have implemented a decreasing accrual rate for our Employee Incentive Pool and implemented a cap on how much each NEO can earn in cash incentives on an annual basis regardless of corporate results (see below under Annual Variable Performance Awards Payable in Cash). This reduces the likelihood of NEOs taking unnecessary risk for increased short-term gains.

•	When earned, performance shares have a subsequent 24-month ratable vesting period. This additional holding period requires NEOs to remain employed with the firm and exposes the shares to additional market risk during the holding period. Thus, value must be created and maintained over time before it is fully realized.

•	We have implemented a 12-month claw back provision that allows the Company to recoup any or all funds paid to NEOs in the event of a misstatement of financial results (see below under Annual Variable Performance Awards Payable in Cash). This reduces the likelihood of any intentional fraud or oversight in reporting or reviewing the financial results.

A summary of 2009 payments (comprised of 2009 base salary, 2009 year-end cash incentive and January 2009 equity grants for performance year 2009) is as follows:

	Fixed Compensation		Variable Compensation
					Equity
		% of		% of	Performance	Restricted	% of
	Base	TDC	Cash Incentive	TDC	Shares(1)	Stock(1)	TDC	TDC

CEO	$400,000	11%	$1,200,000	33%	$513,750	$1,541,250	56%	$3,655,000	(2)
President	$300,000	13%	$1,200,000	53%	$228,000	$532,000	34%	$2,260,000	(2)
CFO	$200,000	24%	$325,000	39%	$105,000	$195,000	36%	$825,000
CIO	$200,000	13%	$750,000	50%	$110,000	$440,000	37%	$1,500,000

(1)	Restricted stock vests over three years. Performance shares settle one year after grant and vest over the following two years.

(2)	Does not include the multi-year grants received by the CEO in February 2006 and the President in October 2006 which vest over five years.

Details of each element of pay mix for each NEO can be found below.

As will be detailed in the section below titled Annual Variable Performance Awards Payable in Cash, the Compensation Committee considered the financial performance of the Company, individual contributions of each NEO (listed below) and retention concerns in making a determination as to the compensation mix and in targeting each NEO’s TDC. To a lesser degree, the Compensation Committee also considered input from the CEO in regard to the CEO’s views of the preferences of each of the NEOs (other than the CEO) for cash versus equity. While preferences for cash versus equity were considered in determining the pay mix, each NEO was still compensated in a manner that resulted in short-term results recognition (through cash incentives) and promoted a long-term outlook and had retention value (through equity). Lastly, the guidance for TDC was based on the benchmark data obtained from our peer group and other compensation surveys (see above under Pay Levels and Benchmarking). The data selected for each NEO was individualized based on the NEO’s position, role within the organization and the scope of responsibilities. Given the strong performance of the Company and the NEO’s individual contributions for the performance year, the Compensation Committee raised the NEOs’ TDC levels over 2008 levels and targeted each NEO’s TDC above the median of the market data as follows:

2009 TDC as compared to Market Data

CEO	75th percentile
President	above 75th percentile
CFO	between median and 75th percentile
CIO	between median and 75th percentile

As discussed below, where each individual NEO was paid vs. market data (e.g., how far above median) was based predominantly on individual performance, retention concerns and internal equity considerations.

The mix of compensation and benefits received by each NEO, including benefits that were given to NEOs at the cost of the Company, can be found below (see below under Other Benefits for more detailed information on benefits received by NEOs). The CEO receives the highest percentage of equity compensation, given his position, the market data for total compensation and the Company’s limitations on cash bonuses. The CFO has the highest percentage of compensation paid in the form of base salary, given his position and the relevant market data.

CEO — Compensation and Benefits Paid in Respect of 2009	President — Compensation and Benefits Paid in Respect of 2009

CFO — Compensation and Benefits Paid in Respect of 2009	CIO — Compensation and Benefits Paid in Respect of 2009

Tally sheets

In 2009, the Compensation Committee also formalized its use of “tally sheets” in its review of compensation levels for the NEOs and other members of our Company’s Global Management Team. Tally sheets are summary reports prepared by management with the assistance of Grahall for each NEO and other key executives. Because the Company does not have extensive retirement benefits or other elaborate compensation programs under which significant value can be accumulated, the primary benefit of using tally sheets is to provide historical perspective regarding the elements of pay for each NEO. Specifically, the tally sheets provide an overview of the grant history of equity awards and current values of equity holdings with respect to each NEO. In this way, the Compensation Committee can make decisions with a better perspective regarding prior equity grants and incentive opportunities, analyze the retention value of all existing awards as a whole, and evaluate and consider what changes, if any, might be appropriate in the “Flex Share” program (see below under Long-term Incentives — Equity-based Awards) or in other aspects of our broader compensation scheme.

Our Tally sheets include the following historical information since 2004:

•	Total Cash Compensation — including base salary and annual incentives;

•	Equity Compensation — shares granted, strike/grant prices, grant value, duration of award period, vesting schedule, dollar amount vested, sales history, and aggregate holdings and equity value at current (and multiple) share prices; and

•	Financial Results — Revenue, Operating Income and EPS.

While the Compensation Committee reviews the amount of aggregate “wealth” held and the historic awards received by each NEO reviewed, none of our NEOs’ aggregate holdings had any direct bearing on the equity awards approved for 2010. Specifically, in the Compensation Committee’s view, none of our NEOs holds an amount of shares that could prompt the Compensation Committee to consider diminishing any annual reward. This reflects the Compensation Committee’s philosophy that appropriate annual compensation should reflect the market value of the NEO’s services as well as the NEO’s and Company’s level of performance, and that any meaningful reduction of pay levels based upon prior wealth creation may be very difficult to do without creating significant — and potentially unacceptable — retention risk with respect to that NEO.

Pay Elements — Details

Base Salary

The Company does not automatically increase base salary each year. Rather, the Compensation Committee reviews all components of remuneration and decides which, if any, elements of compensation should be adjusted or paid based on corporate and individual performance results and competitive benchmark data. This approach is in line with the Company’s culture of “pay for performance” and its intention of offering compensation that is highly correlated with each NEO’s individual responsibilities and performance, with corporate financial performance and with return for stockholders.

The Compensation Committee performed its annual review of base salaries in 2008 and determined not to make any upward adjustments in the base salaries for our NEOs for 2009. This reflected the Company’s recognition of the challenging operating conditions in the credit markets at that time and the potential impact of those market conditions on our ongoing operating results. It is also consistent with our compensation policy to carefully manage fixed expense. For 2010, with the exception of Mr. Themelis, the Committee again determined that no increase in base pay was necessary or desirable for any NEO. The base salary for Mr. Themelis was raised from $200,000 per annum to $250,000 per annum. This was the CIO’s first base salary increase since being hired in 2004 and represents the higher base salaries seen in the market among technology executives.

Our Committee’s recent salary history decisions with respect to NEOs appear below:

	NEO Salary History ($000s)
	2007	2008	2009	2010

CEO	$400	$400	$400	$400
President	$300	$300	$300	$300
CFO	$200	$200	$200	$200
CIO	$200	$200	$200	$250

Since we have not adjusted NEO base salaries from January 2006 through December 2009, our NEOs’ base salaries are generally lower than the applicable median base pay levels suggested by the benchmark data. We believe this offers the Company improved cost control as lower base salaries enable us to better manage fixed compensation costs, reduce benefits costs and increase our emphasis on variable pay, which, in turn, results in our compensation being more fully aligned with our financial performance. Accordingly, the Compensation Committee believes that keeping base salaries constant is an effective method to reinforce our pay-for-performance philosophy.

Annual Variable Performance Awards Payable in Cash

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally prohibits any publicly-held corporation from taking a Federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the CEO and any other executive officer (other than the CFO) employed on the last day of the taxable year whose compensation is required to be disclosed to stockholders under SEC rules, unless the plan and awards pursuant to which any portion of the compensation is paid meet certain requirements.

To ensure the tax deductibility of any performance-based cash compensation awarded to the NEOs (other than our CFO) in 2009, the Board adopted the MarketAxess Holdings Inc. 2009 Code Section 162(m) Executive Performance Incentive Plan (the “2009 Incentive Plan”) which was approved by stockholders at the 2009 Annual meeting. The 2009 Incentive Plan is structured in a manner that is intended to meet the requirements of Code Section 162(m) in order to qualify any performance-based cash compensation awarded to the NEOs (other than our CFO) as “performance-based compensation” eligible for deductibility under Code Section 162(m).

The CEO, President and CIO comprise the three individuals who are the participants under the 2009 Incentive Plan for the 2009 performance period. To determine participants in the 2009 Incentive Plan, the Company relied on Notice 2007-49 issued by the Internal Revenue Service (“IRS”), which provides that the “covered employee” group for tax years ending on or after December 15, 2006 consists only of the principal executive officer of the Company (the “PEO”) (which, in the case of the Company, is the Company’s CEO) and the three most highly compensated officers for the tax year other than the PEO and the principal financial officer of the Company (the “PFO”) (which is our CFO). The PFO, therefore, is no longer a “covered employee” for purposes of determining compliance with Section 162(m) of the Code and thus our CFO was not included as a participant in the 2009 Incentive Plan. Besides the CEO and CFO, in 2009 the Company had only two other NEOs: Mr. Millet (our President) and Mr. Themelis (our CIO).

In 2009, the Board adopted the 2009 Employee Performance Incentive Plan (the “Employee Plan”) in which our CFO participates. (Despite his exclusion from the 2009 Incentive Plan, our CFO’s incentive opportunities and actual incentive pay determinations remain subject to the Compensation Committee’s discretion.) The Employee Plan is not subject to stockholder approval and is substantially similar to the 2009 Incentive Plan except that awards granted under the Employee Plan are not intended to, and will not comply with the “performance-based” compensation exception under Section 162(m) of the Code, as the participants in this plan are not subject to Code Section 162(m)’s pay limitations and associated tax exclusions. The employee cash incentive pool for 2009 was implemented under the Employee Plan.

Due to Mr. Rucker’s new position as our Chief OCRO and Mr. DeLise’s appointment as CFO, effective as of March 8, 2010 we have five executive officers rather than four, and four participants in our 162(m) pool in 2010 instead of three. Both Messrs. Rucker and DeLise are currently expected to be included as NEOs in the Compensation Discussion and Analysis for 2010. Mr. Rucker is expected to be a “covered employee” for purposes of determining compliance with Section 162(m), and Mr. DeLise, as CFO, is not subject to 162(m) and so will participate in the Employee Plan.

In 2009, the Company’s aggregate incentive pool accrual for all employees (in which our CFO participated) (the “Employee Incentive Pool”) was equal to a minimum guaranteed accrual of $2,000,000 (the “Minimum Accrual”) plus 27% of the Company’s 2009 pre-tax operating income before cash incentive expense (the “Variable Accrual”). This accrual methodology differed from the methodology used in 2008, when the minimum accrual was $3,000,000 and the variable accrual rate was 30%. For 2009, it was determined that the Minimum Accrual, which is guaranteed and not performance-based, should be lower and the Variable Accrual should also be reduced to meet our objective of reducing our C&B Ratio. By lowering both the Variable Accrual and the Minimum Accrual, the incentive accrual would be lower if the Company did not meet its target performance goals, and the accrual would increase at a slower pace if the Company exceeded those targets. The targeted Employee Incentive Pool, at plan, was determined by the Compensation Committee at the beginning of the year based on our target financial plan and given the aggregate amount needed to pay employees consistent with the median of market data. The mix was determined to create a fair balance between (a) the goal of creating appropriate annual performance incentives in order to retain and reward high performers and (b) expense management where any incremental cash incentive expense is only borne by the Company if financial performance is exceeded.

The Committee uses operating income to reward performance because it is highly correlated to revenue growth, which is our primary concern at this phase in the Company’s growth cycle.

Our accrual rate methodology for 2010 has been further refined. We have eliminated the Minimum Accrual entirely, thereby making the cash accrual fully tied to performance. As a result, we have marginally increased the Variable Accrual rate to 27.75% of the Company’s 2010 pre-tax operating income before cash incentive expense.

	Incentive Pool Accrual ($000s)
	2007	2008	2009	2010

Minimum Accrual	$5,000	$3,000	$2,000	$0
Variable Accrual Percent	27.5%	30%	27%	27.75%

This results in a corporate accrual as planned within our financial budget, which was set prior to the change in methodology. The targeted amount for the Employee Incentive Pool was determined by the Compensation Committee at the beginning of the year based on our target financial plan and the aggregate median of competitive cash incentive levels. The slight increase in the Variable Accrual rate offsets the minimum guaranteed accrual from previous years. In addition, for 2010, our accrual rate decreases once the Company meets or exceeds 110% of its operating income goal on a pre-incentive basis. Specifically, the accrual will decrease by 0.5 percentage points for each 10% of over-achievement (e.g., at 110% of plan, the accrual rate is 27.25%, at 120% of plan, the accrual rate is 26.75% of plan, etc.). Under this revised methodology, the accrual is lower than it would have been using the 2009 methodology both below and above target performance goals. These changes allow for further variability tied to corporate financial performance and further tie NEO and employee compensation to financial results, while insuring that an increasing amount of the reward from over-achievement of corporate financial goals goes to the stockholders. The difference in the incentive accrual based on the changed methodology is as follows:

Increase/decrease (-) of cash incentive accrual: 2010 methodology vs. 2009 methodology
Below Plan	50% of plan	60% of plan	70% of plan	80% of plan	90% of plan	At Plan

	−19%	−16%	−14%	−12%	−11%	−10%

Above Plan	At Plan	110% of plan	120% of plan	130% of plan	140% of plan	150% of plan

	−10%	−10%	−11%	−12%	−13%	−14%

The incentive pool accrual under the 2009 Incentive Program (in which our NEOs other than our CFO participated) was equal to 32.5% of the corporate Variable Accrual (the “NEO Incentive Pool”). There was no minimum guaranteed accrual under the 2009 Incentive Program. The NEOs who participated in the 2009 Incentive Program were not eligible to receive any portion of the Minimum Accrual or any portion of the remaining 67.5% of the Variable Accrual. This formula had two objectives: to align employee incentives with operating income, which correlates to earnings per share, and to use the operating leverage of our business to motivate employees. The percentage for the NEO Incentive Pool was determined by the Compensation Committee based on the aggregate median benchmark data for the NEOs.

The maximum amount that could be earned from the NEO Incentive Pool by the NEOs who participated in the 2009 Incentive Program was established as a percentage of the NEO Incentive Pool and was determined based on the NEO’s role, responsibilities and expertise; comparable internal pay levels for peers within the Company and external pay levels for similar positions within our benchmark peers; the level of competition that exists within the market for a given position; and the NEO’s ability to contribute to our financial performance and/or realization of our on-going strategic initiatives. The percentage of the NEO Incentive Pool that could be earned by Messrs. McVey and Millet was 35% each and the percentage for Mr. Themelis was

30%. Any amount of the NEO Incentive Pool not paid to the NEOs reverted to the general funds of the Company and the Employee Incentive Pool was increased by such amount.

In 2009, we did not set individual financial performance goals for the NEOs for achievement of incentive compensation, and there were no specific quantitative individual-level financial goals used to determine compensation. However, with the exception of the performance of the CEO, the Compensation Committee is apprised of the overall individual performance for each of the NEOs by the CEO and considers individual performance when determining where to position each NEO along the compensation data continuum that is developed for each position as part of its benchmarking exercise. The CEO reports to and is assessed by the full Board. The Compensation Committee reviews the CEO’s compensation and makes compensation recommendations to the Board for its approval.

The actual level of cash incentive awards for each of the NEOs was determined in the context of our financial performance in 2009, each officer’s individual strategic and qualitative accomplishments (as discussed below), comparative market data and all other components of the NEO’s TDC. At the conclusion of the 2009 performance period, the Compensation Committee determined the actual amount to be paid to each NEO and exercised its discretion to pay each executive an amount that was lower than the maximum amount permitted. A further discussion regarding the Compensation Committee’s use of negative discretion appears below.

The table below shows the actual payout amounts for each of the NEOs who participated in the 2009 Incentive Program in relation to the maximum they were allowed to receive from the NEO Incentive Pool. While $4.14 million was accrued under the funding formula for the NEO Incentive Pool, the Compensation Committee reduced these potential payouts to an aggregate of $3.15 million. A detailed discussion of the actual incentive payments awarded to each NEO, including the CFO, appears later in this section.

			Maximum Bonus
		% Allocated for	Pool Allocated for
	Financial Results	162(m) Purposes	162(m) Purposes
	(In thousands)		(In thousands)

Revenues	$114,439
Expenses	$84,390
Operating Income (before taxes)	$30,049
Minimum Guaranteed Floor	$2,000
Variable Accrual	$12,738	32.5%	$4,140
Employee Bonus Pool	$14,738

Limitations by Officer	Maximum Percentage	Maximum Amount	Actual Amount

CEO	35%	$1,449	$1,200
President	35%	$1,449	$1,200
CIO	30%	$1,242	$750
Total Paid			$3,150

For 2010, the Compensation Committee has adopted a program under the 2009 Incentive Plan for our NEOs, including our Chief OCRO (and excluding our CFO), that is structurally similar to the 2009 Incentive Program. The 2010 NEO Incentive Pool will continue to be funded based on 32.5% of the Variable Accrual of the Company’s 2010 pre-tax operating income before cash incentive expense. With the addition of a fourth NEO to the 162(m) program, the NEOs’ respective maximum percentage payouts will be as follows:

NEO	Allocation

CEO	30%
President	30%
CIO	25%
Chief OCRO	15%

The maximum percentage of the 2010 NEO Incentive Pool that may be earned by an NEO also remains subject to the Compensation Committee’s discretion to reduce the actual amount paid to each NEO on an annual basis. The Compensation Committee believes that the percentage allocation of incentive pools among our NEOs for 2009 was appropriate, and for 2010 is appropriate, based upon the individual and aggregate data it has reviewed.

In addition, the Compensation Committee has implemented a cap of $6 million as the maximum amount that may be accrued to the 2010 NEO Incentive Pool. Therefore, based on the 2010 distribution of the pool, individual NEOs’ maximum bonus opportunities are capped as follows:

NEO Incentive Plan — At Budget	$4,849
NEO Incentive Plan — Cap	$6,000

		Maximum Payments at	Maximum to be Paid
Cash Bonus Payments	Allocation	Budget*	in 2010*

CEO	30%	$1,455	$1,800
President	30%	$1,455	$1,800
CIO	25%	$1,212	$1,500
Chief OCRO	15%	$727	$900

*	Compensation Committee retains downward discretion

Lastly, beginning in 2010 we are implementing a claw back provision that allows the Company to recoup all or part of the year-end incentive paid to NEOs in the event of a misstatement of financial results discovered within 12 months of December 31 of the respective performance year. The claw back will be structured so that funds that were accrued under the Employee Incentive Pool or NEO Incentive Pool as a result of a misstatement of financial results may be recaptured by the Company on a pro rata basis.

In addition, our NEOs are all holders of the Company’s equity and are subject to stock ownership requirements (see below under Long-term Incentives — Equity-based Awards), that further align their rewards with stockholder returns.

The Compensation Committee believes that changes to the accrual methodology for the Employee Incentive Pool and to the NEO Incentive Pool that place limitations on cash incentives are sufficiently high to motivate the plan participants while ensuring that no incentives are created to take excessive risks. We believe that NEOs will be appropriately rewarded by short-term incentives and motivated to adopt a long-term perspective that aligns with their equity holdings and with our stockholders’ outlook. However, the Compensation Committee intends to continue to review the NEO incentive compensation program design for future years.

As discussed above, the payouts under our cash incentive program are based upon our growth in operating income. The general improvement of the credit markets in 2009 and our ability to launch new products and expand the number and variety of our platform participants helped provide the opportunity for us to exceed our targeted revenue growth in most of our business areas. Coupled with our prudent management of expenses, we achieved record operating income in 2009. As such, the 2009 Employee Incentive Pool, and consequently the 2009 NEO Incentive Pool, were significantly higher than the 2008 accrual levels, when we did not achieve our revenue targets. Specifically, the Employee Incentive Pool for 2009 was $14.738 million, compared to $9.545 million in 2008 (a 54% increase). (In 2008, we separated the Employee Incentive Pool for MarketAxess employees from that of the cash incentive pool for employees of Greenline Financial Technologies, Inc. (“Greenline”), a subsidiary acquired in March 2008. For reporting purposes for 2009, our Employee Incentive Pool includes accruals for all subsidiaries, including Greenline).

A summary of cash incentives awarded to the NEOs for 2008 and 2009, and the relationship between the NEOs’ cash incentive growth and stockholder value measured as EPS, is as follows:

			Year-over-Year
Financial Results	2008 Actual	2009 Actual	Percentage Change

Operating Income (‘000’s)	$12,834	$30,049	134%
EPS	$0.22	$0.42	91%

Incentive Payments
(In thousands)

CEO	$500	$1,200	140%
President	$450	$1,200	167%
CFO	$225	$325	44%
CIO	$500	$750	50%

For performance year 2008, the decrease in the percentage change of cash incentive payments for the CEO and President (-38% and -44%, respectively) was greater than both the percentage reduction in the Company’s 2008 earnings when compared to 2007 (-26%) and the reduction in the corporate bonus accrual as compared to 2007 (-33%). This was the intention of the Compensation Committee, since with the exception of the CFO, our NEOs, especially our CEO and President, have the most influence of any of our employees over growing the revenues and profits of the Company. With the decreased profits in 2008, the Compensation Committee exercised its discretion so that the cash performance incentives of the NEOs were reduced accordingly.

As the above chart shows, based on the Company’s 2009 performance, the Compensation Committee rewarded the NEOs who had the most significant impact on helping us grow our revenues and profits to record levels in 2009. Given the strong cash accrual, the Compensation Committee sought to pay the NEOs closer to the median percentile of market data for total cash compensation than they had in the past. The resulting total cash payment for 2009 resulted in the following:

	Total Cash
	(Base + Incentive)	Compared to Median

CEO	$1,600	Below Median
President	$1,500	Below Median
CFO	$525	Slightly below median
CIO	$950	At median

Despite record revenues and operating income and despite the market data, the Compensation Committee exercised downward discretion and paid the NEOs less than they would have been entitled to under the limits set by the 2009 Incentive Program. This downward discretion was based on the percentage increase in cash incentive compensation vs. financial results for the Company, internal equity, the amount of the corporate cash accrual needed to pay employees other than NEOs and individual performance.

CEO Performance Evaluation

In determining the CEO’s cash incentive for 2009, the Compensation Committee focused on both corporate financial performance and qualitative achievements as they relate to the Company’s strategic initiatives. In 2009, the CEO was credited with the following financial achievements:

•	Record revenues at $114 million, up from $93 million;

•	Expenses only increased by 5.2%, resulting in record operating income of $30 million;

•	EPS nearly doubled, from $0.22 in 2008 to $0.42 in 2009;

•	The Company’s stock closed at $13.90 at the end of 2009, up from $7.94 in 2008;

•	Increase in total trading volume from $266.4 billion in 2008 to $299.3 billion in 2009;

•	Increase in average variable transaction fees per million (across all products) from $128 in 2008 to $176 in 2009;

•	Increase in estimated market share for the fourth fiscal quarter of 2009 to 8.1% (vs. 6.6% for 2008 and 6.2% for the full year 2009); and

•	Outperformance of our peer group (see above under Pay Levels and Benchmarking) in operating income, EPS, EBITDA and pre-tax margin growth during 2009.

The CEO was also credited with the following qualitative achievements:

•	Successfully managing through elevated business risks related to the credit crisis, including dealer consolidation and failures, investment portfolio risk and declining dealer capital for market-making;

•	Setting the strategy to reposition the business to respond to credit market changes:

°	Expanding the dealer network on our trading platform;

°	Promoting hybrid voice execution; and

°	Adding new trading functionality;

•	Retention of our NEOs, senior management team and other key employees during the severe market downturn and the development of an actionable succession plan across key executive positions in the organization; and

•	Attracting and retaining a strong base of well-respected, large public stockholders who are long-term growth investors.

President Performance Evaluation

In determining the President’s cash incentive, the Compensation Committee and CEO focused primarily on corporate financial performance. In addition to the financial successes outlined above, the President was credited with the following accomplishments:

•	Retaining a valuable base of large dealer clients and revenues despite market dislocation of the credit markets in 2008 into the early part of 2009;

•	The incubation of our trading and execution services desk, resulting in over $6.8 million in new revenues in 2009 and higher fee capture per million than our core business;

•	Leading a focused effort to increase institutional client inquiries on the trading system and to increase the number of institutional investor clients;

•	The addition of 19 dealers to our trading platform, resulting in increased liquidity; and

•	Developing a dealer-to-dealer business to capture the odd-lot and retail trading market.

CFO Performance Evaluation

In determining the cash incentive compensation for the CFO, the Compensation Committee and CEO focused on corporate financial performance. In addition, the CFO was credited with:

•	Developing and maintaining the credit and operational processes for our trading and execution services desk — outside audit identified no major weaknesses in controls and procedures;

•	Leading the analysis and strategic decisions around acquisition opportunities, implementation of dividend payments, stock buy-backs and investment opportunities;

•	Leadership of the Company’s Risk Management and Credit Committees;

•	Managing our compliance with the requirement of the Sarbanes-Oxley Act of 2002 and all other regulatory reporting requirements; and

•	Executive oversight of the move of our headquarters from 140 Broadway to 299 Park Avenue in New York City, which was completed in February 2010 on-time and within budget.

CIO Performance Evaluation

The CIO and his team are instrumental to the firm’s revenue by providing unique, stable, world-class technology to the credit markets. In addition, the CIO leads our technology services initiatives, which generated $9.9 million in revenues in 2009. For 2009, the CIO was credited with:

•	Building on our reputation of trading system stability, user-friendliness and client responsiveness through three major software releases;

•	Further development of our technology services offering, which resulted in a significant professional services engagement and the development of LiquidityBridgetm Aggregator, a real-time pricing aggregator;

•	Rebuilding of our systems infrastructure and technology with our headquarters move, which was successfully completed in February 2010, and for the office move of our Greenline Financial Technologies group;

•	Retention of senior and key personnel across the technology organization; and

•	Actively garnering support from business and technology heads at some of our key clients to promote our technology and capabilities.

The Compensation Committee also reviewed the blended market data for each NEO and then determined where, within the appropriate range, each NEO should be positioned (see above under Pay Mix). In addition to assessing the market opportunities for each NEO, the role, responsibilities, individual contributions and expertise of each NEO were considered in determining pay positioning relative to the benchmark data. Finally, as stated above, the Compensation Committee believes that leadership continuity is critical to our success.

Long-term Incentives — Equity-based Awards

The Compensation Committee regularly evaluates the use of equity-based awards and currently intends to continue to use such awards as part of designing and administering the Company’s compensation program. In 2009, our NEOs were granted stock options, restricted stock and performance shares, as discussed below. Awards are generally granted to our NEOs at the time of hire and then annually at the end of each fiscal year for corporate, unit and individual performance.

Objectives
					Reward Short-	Reward Long-
		Potential	Compete in		Term	Term
Type of Equity	Objectives and Consequences	Recipients	the Market	Retain	Performance	Performance

Restricted Stock	Provide a strong retention incentive in that they require continuous employment while vesting. Use fewer shares than other vehicles such as stock options. Provide moderate reward for growth in our stock price.	Key employees and exceptional performers	✓	✓		✓

Objectives
					Reward Short-	Reward Long-
		Potential	Compete in		Term	Term
Type of Equity	Objectives and Consequences	Recipients	the Market	Retain	Performance	Performance

Stock Options	Provide strong reward for growth in our stock price as the entire value of the option depends on future stock price appreciation. Serve as a retention incentive in that they require continuous employment while vesting; however, can be non-retentive if the option is “under water.” Most dilutive form of equity grant.	Key employees and exceptional performers	✓	✓		✓
Performance Shares	Focus our NEOs and other key executives on annual performance goals while also providing a strong long-term performance and retention incentive as they require continuous employment for vesting. Use fewer shares than other vehicles such as stock options. Provide reward for growth through the sliding scale for payouts and via growth in our stock price.	NEOs and other key executives	✓	✓	✓	✓

Equity awards to our NEOs are determined in a manner consistent with the process used to determine annual cash incentive opportunities: the budget for equity-related expenses, corporate financial performance, group and individual performance, benchmark data and retention requirements are all factors weighed in determining the equity award. Additionally, total planned cash compensation vs. benchmark data is considered when determining the size and type of equity grant.

The Compensation Committee uses the Black-Scholes option pricing model to value stock options and option expense in determining the financial impact of equity awards on the Company.

For performance year 2009, the Compensation Committee continued to use equity as a retention and long-term reward tool despite the increase in short-term cash incentives. By doing so, the Compensation Committee was able to provide a short-term reward for the record results but also provide for long-term motivation and incentives. Specifically, due to the vesting periods attached to the equity, retention increases because an NEO only profits if he/she continues his/her employment with the Company, and value is derived from the award only if the NEO is able to produce long-term profits for the Company. In addition, these rewards are tied to stockholder returns as the NEO only profits from the equity when stockholders profit from the Company’s financial performance.

Our NEOs view these equity incentives as long-term incentives. As a result, other than disposing of shares of stock to meet the tax obligations when restrictions on certain shares lapsed (i.e., vested), none of our NEOs sold any of their equity stake in 2009.

Since 2006, our equity award policy has been to grant all year-end equity awards on January 15 of the following year (or the preceding business day if January 15 is not a business day). This insures that the timing of any option grants and the setting of the exercise price, which is the closing price per share of our Common Stock on the NASDAQ Stock Market on the date of grant, will not be arbitrary or subject to manipulation. However, the restricted stock awarded to the NEOs in January 2010 was actually granted on January 22, 2010, as the Compensation Committee delayed the award so that it could evaluate certain tax issues regarding the potential issuance of the shares as restricted stock units (or RSUs), which could permit executives the opportunity to defer portions of their stock awards to a date later than the originally scheduled vesting date.

After completing its review, the Compensation Committee determined that certain disadvantages of RSUs outweighed the advantages and opted to continue its practice of granting restricted stock without any deferral features. Importantly, this delay in the grant date had no impact on the size of the grant or the value of the award, as the size and value were determined on January 15, 2010, consistent with our policy.

The expected value of the year-end equity award to each NEO is approved by the Compensation Committee prior to grant and is part of the process in determining TDC for each NEO. The actual grant amount (i.e., number of shares or options) is approved by the Compensation Committee on or before the grant date. For grants made in January 2009 and January 2010 (for performance years ending 2008 and 2009, respectively), the average closing price of our stock for the ten business days leading up to and including January 15 was used to convert the compensation equity value to shares. However, the actual closing price on January 15 is used for Black-Scholes calculations, expensing of equity pursuant to FASB ASC Topic 718 and reporting purposes. This average pricing methodology smoothes out any significant swings in the stock price during the first business days of the new year. The pricing for the 2009 year-end grant was calculated as follows:

	2010 Closing Price of MKTX Common Stock
	4-Jan	5-Jan	6-Jan	7-Jan	8-Jan	11-Jan	12-Jan	13-Jan	14-Jan	15-Jan	Avg

MKTX	14.19	13.68	14.02	14.12	14.58	14.52	14.54	14.49	14.53	14.29	14.30

For equity grants made as part of the year-end compensation process, the Compensation Committee approves the actual number of shares granted on January 15. Grants to new executive officers are made on the date of hire and are approved by the Compensation Committee prior to hire.

For more information regarding the specific equity awards that were granted to the NEOs in fiscal 2009, see below under Grants of plan-based awards.

Use of Performance Shares

Beginning in 2008, the Compensation Committee also utilized performance shares to tie the long-term equity component of compensation more closely to stockholder returns. Specifically, the Compensation Committee implemented the use of performance shares to:

•	convert a reasonable portion of “guaranteed” restricted stock awards to a variable-pay, “at-risk” instrument that better aligns with financial performance;

•	reduce stockholder dilution by using fewer shares than similar value stock option grants; and

•	provide a balance between stock option leverage and retention/downside protection of restricted stock.

All performance share awards are based on performance criteria approved by the Company’s stockholders in our 2009 Incentive Plan, in a manner intended to qualify as “performance-based compensation” eligible for deductibility under Code Section 162(m).

The Compensation Committee has approved two forms of performance share award agreements. One form is for use in connection with grants of performance share awards to the CEO and the President, and a second form is for use in connection with grants of performance share awards to all other performance share award recipients, including our other NEOs. Each performance share award agreement provides for the grant of a target number of performance shares (further detailed below) that will vest or be forfeited based on our achievement, during the applicable performance period, of a level of pre-tax operating income per share of our Common Stock before payment of (a) cash incentives for performance during the performance period and (b) expenses incurred in connection with the grant of all performance share awards for the performance period.

For each performance share earned, a participant receives one share of restricted stock that vests and becomes freely tradable in equal 50% installments on each of the second and third anniversaries of the original grant date of the applicable performance share award. Certain portions of the performance shares or the restricted stock may also vest upon certain terminations of a participant’s employment, or after the occurrence of a qualifying change in control.

In connection with their 2008 performance, in January 2009 the Compensation Committee approved grants for an aggregate of 94,565 performance shares to our NEOs for the 2009 performance period. Performance for calendar year 2009 exceeded the target by 120% (actual earnings per share on a pre-bonus expense and pre-performance share expense basis was $1.20 versus targeted results of $0.43); therefore, the performance shares settled at 150% achievement, the maximum permitted under the program (see below for details regarding payout levels). This resulted in the conversion of the performance shares to 141,848 shares of restricted stock awarded to recipients. These shares vest in two equal annual installments on January 15, 2011 and January 15, 2012.

			Settlement of
	Performance Share	Value on	Performance Share	Value of Grant on
	Grant made Jan. 15, 2009	Date of Grant(1)	on Jan. 15, 2010	Date of Settlement(2)

CEO	48,848	$387,853	73,272	$1,047,057
President	23,798	$188,956	35,697	$510,110
CFO	5,636	$44,750	8,454	$120,808
CIO	16,283	$129,287	24,425	$349,026

(1)	Closing price of $7.94

(2)	Closing price of $14.29

Our results for 2009 contrast starkly with 2008, when our performance targets were not satisfied. The performance share targets that were granted in January 2008 were not earned. Therefore, those grants expired with no value in January 2009. The Compensation Committee believes that the disparate results (and dramatically different realized performance share value) achieved in 2008 and 2009 illustrate the strong link between variable pay and performance and that the performance share program strongly reinforces that link.

Flex Share Program

During 2009, the Compensation Committee and our independent consultant prepared a study of relative equity positions held by each of our key executives. The current equity holdings were reviewed against historic norms and intended compensation levels for each executive. These results were used to help calibrate the grant percentage limitations offered to executives in our “Flex Share” program for 2010. The “Flex Share” program emphasizes the retention of our key executives by requiring that each executive elect to receive at least 50% of their total equity award in restricted shares — the form of award with the strongest retention effect.

The “Flex Share” program was implemented by the Compensation Committee to permit executives to have appropriate input into the composition of their reward structure, within appropriate limits designated by the Company. This approach increases the efficiency of our award program by allowing an appropriate level of individual tailoring by award participants based on individual preferences. The Compensation Committee believes that this allows the Company to deliver more individualized awards with greater perceived value to the individual recipients without incurring additional actual expense or accounting cost to the Company.

The “Flex Share” program gives the Compensation Committee the ability to control the alternatives made available to executives based on any criteria the Compensation Committee deems appropriate. As in 2010, for grants made at year-end 2008 and 2009, the Compensation Committee required that at least 50% of each NEO’s equity award (excluding performance shares) be designated in restricted stock because the Compensation Committee wanted to increase the retention nature of the NEOs’ current equity holdings. This is in part due to the fact that a portion of stock option awards from previous years were then significantly “underwater,” meaning the options had strike prices well above the Company’s then-current share price, and thus were providing little retention incentive to our NEOs.

The Compensation Committee believes that by requiring NEOs and other key executives to receive at least 50% of their 2010 equity grant in restricted stock, their compensation is tied closely and appropriately to stockholder returns. In addition, the Compensation Committee believes that restricted stock promotes a long-term outlook on success vs. stock options, which recent research suggests may promote excessive risk-taking in search of potential short-term results at the expense of long-term price appreciation.

In January 2010, the NEOs were granted performance shares with respect to the 2009 performance period. In total, 66,925 performance shares were granted to the NEOs on January 15, 2010. The number of performance shares granted to each NEO was determined by the NEO under our “Flex Share” program, which also requires that a minimum of 20%, but not more than 50%, of the year-end equity award be granted as performance shares. This limitation is determined by the Compensation Committee annually and may be modified at the Compensation Committee’s discretion.

The NEOs’ elected percentage of performance shares is as follows:

Percentage of Equity
Value Granted in
Performance Shares

CEO	25%
President	30%
CFO	35%
CIO	20%

The target performance metric under these awards is the Company’s achievement during 2010 of pre-tax operating income of $1.40 per share of the Company’s Common Stock before payment of (a) cash incentives for performance during 2010 and (b) expenses incurred in connection with the grant of all performance share awards for performance in 2010, based on the Board-approved 2010 financial plan of the Company. The actual amount that may be earned is based on the level of our achievement of the performance goal during 2010, as follows:

Achievement (percentage of target pre-tax operating income)	Less than 80%	Minimum 80%	Target 100%	Maximum 120% or More
Payout (percentage of shares)	0%	50%	100%	150%

Payout results are interpolated on a straight-line basis between 80% and 120% achievement of performance goals, and maximum payouts are capped at 150% of target, as occurred in 2009. If the minimum threshold performance level is not achieved, no portion of the performance share awards will be earned by the executives, as occurred in 2008.

Set forth below is the target number of performance shares granted in 2010 for 2009 performance that may be awarded to our NEOs (i.e., the number of performance shares that would be earned based upon achievement of 100% of the performance goal), their value as of the date of grant, and the maximum number of shares that can be received by each NEO if 120% or more achievement of goals is reached:

	Percentage of		Value of
	Equity Value		Performance Shares	Performance
	Granted in	Performance Shares	at 100% Achievement	Shares at 120%
	Performance Shares	at 100% Achievement	as of Date of Grant	Achievement *

CEO	25%	35,937	$513,540	53,906
President	30%	15,949	$227,911	23,924
CFO	35%	7,694	$109,947	11,541
CIO	20%	7,345	$104,960	11,018

*	Achievement is determined after the end of the performance period. The performance period for the grants made January 15, 2010 runs from January 1 through December 31, 2010.

As previously discussed, the NEOs were required to take 50% of their year-end equity grant value in restricted stock. After the required 50% allocation to restricted stock and the NEO’s designated performance share amount (20% to 50%), the NEOs were given a choice between taking the remainder, if applicable, of their grant in additional restricted stock or in stock options. The trade-off of restricted stock to stock options was determined at an appropriate level at which the accounting expense charged to the Company was unaffected by the executive’s reward selection. The ratio of restricted stock to stock options granted in January 2010 was one to two. All of the NEOs chose restricted stock.

Further details on the 2009 year-end equity grants made in January 2010 and a discussion of TDC are included above under Pay Mix.

The Compensation Committee will continue to evaluate the mix of performance shares, restricted stock, stock options and other stock-based awards to align rewards for personal performance with stockholder value creation.

Stock Ownership Guidelines

The Company and the Compensation Committee believe that equity-based awards are an important factor in aligning the long-term financial interest of our NEOs and our stockholders. As such, on October 24, 2007 our Board adopted stock ownership guidelines for our executive officers that currently require our NEOs to own not less than a number of shares of Common Stock equal to or greater than the value set forth beside their names below, which equates to three times the CEO’s base salary and two times the base salary of the other NEOs as calculated on the effective date of the policy:

CEO	$1,200,000
President	$600,000
CFO	$400,000
CIO	$400,000

Currently, all NEOs are in compliance with these guidelines and must remain in compliance throughout the NEO’s employment with the Company. Newly-appointed executives will be subject to the same guidelines and will be required to be in compliance within five years of commencement of service. Importantly, under our ownership guidelines, only shares of Common Stock owned outright in any form, including shares purchased and held personally and vested restricted shares, count toward the minimum ownership requirement. All stock options, irrespective of whether they are vested or in the money, are specifically excluded, as are any unvested restricted shares. Compliance with the stock ownership guidelines is reviewed by our Nominating and Corporate Governance Committee on an annual basis.

The Compensation Committee will review the stock ownership guidelines in 2010 as a result of the change in base salary of Mr. Themelis, our CIO, and due to the previously discussed changes to the group of NEOs.

Other Benefits

We provide our NEOs with the same benefits offered to all other employees. The cost of these benefits constitutes a small percentage of each NEO’s total compensation. In the U.S., key benefits include paid vacation; premiums paid for life insurance and short-term and long-term disability policies; a matching contribution to the NEO’s 401(k) plan account; and the payment of 80% of the NEO’s healthcare premiums. We review these other benefits on an annual basis and make adjustments as warranted based on competitive practices and our performance. Comparable benefits are offered to employees in other geographic locations.

Compensation Committee Discretion

The Compensation Committee retains the discretion to decrease or eliminate all forms of incentive payouts based on its performance assessment, whether individual or Company-based. Likewise, the Compensation Committee retains the discretion to provide additional payouts and/or consider special awards for significant achievements, including but not limited to achieving superior operating results, strategic accomplishments and/or consummation of partnerships, acquisitions or divestitures.

Severance and change in control arrangements

In hiring and retaining executive level talent, the Compensation Committee believes that providing the executive with a level of security in the event of an involuntary termination of employment or in the event of a change in control is an important and competitive part of the executive’s compensation package. We have entered into employment agreements with our CEO and President that provide for severance payments and benefits in the event of certain terminations of their employment. In addition, the terms of our equity grant award agreements with our CEO and President provide for accelerated vesting of their equity awards in the event of certain terminations of their employment or upon a change in control of the Company. The other NEOs are entitled to severance payments and benefits in the event of certain terminations of their employment under the MarketAxess Severance Pay Plan.

While the agreements are designed to protect executives in the event of a change in control, they do not provide for “single-trigger” protection, nor does the Company provide any 280G protection for excise taxes that may be imposed under Code Section 4999.

See below under Executive Compensation — Potential termination or change in control payments and benefits for information regarding these payments and benefits.

Impact of Tax and Accounting

As a general matter, the Compensation Committee reviews and considers the tax and accounting implications of using the various forms of compensation employed by the Company.

When determining the size of grants to our NEOs and other employees under the Company’s stock incentive plans, the Compensation Committee examines the accounting cost associated with the grants. Under FASB ASC Topic 718, grants of stock options, restricted stock, performance shares and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. For restricted stock and performance shares, the cost is equal to the fair value of the stock on the date of grant times the number of shares or units granted. For stock options, the cost is equal to the fair value determined using an option pricing model. This expense is amortized over the requisite service or performance period.

Code Section 162(m) generally prohibits any publicly-held corporation from taking a Federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the chief executive officer and any other executive officer (other than the chief financial officer) employed on the last day of the taxable year whose compensation is required to be disclosed to stockholders under SEC rules. Exceptions include qualified performance-based compensation, among other things. It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard. Nonetheless, the Compensation Committee retains the discretion to grant awards (such as restricted stock with time-based vesting) that will not comply with the performance-based exception of 162(m) if it is deemed in the best interest of the Company to do so.

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis to be included in this Proxy Statement. Based on the reviews and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of
the Board of Directors:

John Steinhardt — Chair
Roger Burkhardt
Robert W. Trudeau

COMPENSATION RISK ASSESSMENT

NEOs and Senior Management Team

Annually, our independent Compensation Consultant, Grahall Partners, LLC (“Grahall”), reviews and presents compensation recommendations for our Named Executive Officers (“NEOs,” see above under Compensation Discussion and Analysis) and other employees of the Company. Specifically, the Compensation Committee is presented with benchmark data and compensation recommendations made by the Chief Executive Officer (excluding for himself) in conjunction with Grahall for our Senior Management Team. In addition to providing market data for our NEOs (in 2009, our Chief Executive Officer, President, Chief Financial Officer and Chief Information Officer), in 2009, Grahall provided market data for the following positions comprising the Senior Management Team (each, a “Senior Manager”):

•	General Counsel

•	Head of Human Resources

•	Head of Accounting and Finance

•	Head of MarketAxess Europe

•	Head of New Business Development

•	Head of North American Sales

•	Head of European Sales

Grahall also provided the Compensation Committee with summary benchmark and compensation data for all other employees of the Company in the aggregate.

The compensation recommendations for the Senior Management Team are reviewed by the Compensation Committee and factor into the Committee’s decision-making process in the same manner as decisions concerning compensation for the NEOs (other than the Chief Executive Officer). The Compensation Committee believes that the Company has the right pay mix in place to mitigate a short-term orientation and short-term risk-taking. While a significant portion of executive compensation is performance-based and provides significant award potential, we believe that our compensation program as a whole is sound and does not encourage excessive risk-taking. Specifically:

•	Use of long-term incentives — A significant portion of the equity compensation received by Senior Managers vests over a three-year period. Therefore, Senior Managers are encouraged to have a long-term outlook, which mitigates short-term risk. Given their equity holdings, poor performance or other detrimental activity negatively impacts the Senior Management Team similarly to the extent it affects our stockholders. In addition, detrimental activity can result in the Company’s enforcement of a claw back of equity granted to any employee (see above under Compensation Discussion and Analysis — Pay Mix).

•	Share ownership guidelines — The Company has adopted share ownership guidelines, which require our NEOs to hold a portion of their annual base salary in shares of stock of the Company. This ensures that each executive will maintain a significant amount of wealth in our stock, and when the stock price declines, executives will lose value as stockholders do.

•	Performance shares — To realize value on their annual grant of performance shares, Senior Managers must satisfy performance criteria, and then hold the performance shares until they are fully vested. For performance shares granted in 2009, this meant that 50% of the shares are not available until the second anniversary of the grant date, while the other 50% of the shares must be held for three years. During this holding period, executives are aligned with our stockholders with respect to the market price of our common stock.

•	Claw backs for restatements — For 2010, the Compensation Committee has implemented an additional claw back of cash incentives for our NEOs. In the event that our financial results are restated within twelve months of December 31 of the respective performance year — whether through mistake or wrongdoing — the Company will have the legal right to recapture an appropriate portion of any bonuses paid. The Company’s claw back is based upon the model presented in Sarbanes Oxley Act of 2002.

•	Additionally, we have implemented a decreasing accrual rate for our Employee Incentive Pool (see above under Compensation Discussion and Analysis — Variable Performance Awards Payable in Cash). This reduces the likelihood of Senior Managers taking unnecessary risk for short-term gains.

Other Employees

In 2006, the Company formed a Risk Committee comprised of department heads. The Risk Committee assesses the Company’s business strategies and plans, and insures that the appropriate policies and procedures are in place for identifying, evaluating, measuring, monitoring and managing significant risks. The Risk Committee periodically prepares updates and reports for the Audit Committee of the Board of Directors and provides an annual update directly to the Board.

Conclusion

Based on our internal analysis and the controls that are in place, the Risk Committee and the Audit Committee believe that the Company’s compensation policies and practices for its employees do not encourage excessive risk-taking or fraud and are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary compensation table

The following table sets forth all compensation received during the last fiscal year by (i) our Chief Executive Officer, (ii) anyone serving as our Chief Financial Officer during the fiscal year and (iii) our two other executive officers who were serving as executive officers at the end of the last fiscal year. These executives are referred to as our “named executive officers” or “NEOs” elsewhere in this Proxy Statement.

						Non-
						Equity
						Incentive	All Other
				Stock	Option	Plan	Compen-
		Salary	Bonus	Awards	Awards	Compensation	sation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)	($)(2)	($)

Richard M. McVey	2009	400,000	—	1,830,585	—	1,200,000	5,000	3,435,585
Chief Executive Officer	2008	400,000	—	749,798	1,433,651	500,000	2,500	3,085,949
	2007	400,000	800,000	—	889,500	—	4,000	2,093,500
T. Kelley Millet	2009	300,000	—	891,826	—	1,200,000	5,000	2,396,826
President	2008	300,000	—	299,482	574,460	450,000	2,500	1,626,442
	2007	300,000	800,000	—	—	—	4,000	1,104,000
James N.B. Rucker	2009	200,000	325,000	211,221	—	—	5,000	741,221
Chief Financial Officer	2008	200,000	225,000	174,006	93,162	—	2,500	694,668
	2007	200,000	275,000	—	177,900	—	4,000	656,900
Nicholas Themelis	2009	200,000	—	610,200	—	750,000	5,000	1,565,200
Chief Information Officer	2008	200,000	—	335,551	179,082	500,000	2,500	1,217,133
	2007	200,000	700,000	129,300	444,750	—	4,000	1,478,050

(1)	The amounts represent the aggregate grant date fair value of stock and option awards granted by the Company in 2009, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 12 to the consolidated financial statements included in the Company’s 2009 Annual Report on Form 10-K filed with the SEC on February 26, 2010. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual amounts, if any, that will be recognized by the named executive officers.

(2)	These benefits represent employer matching contributions to the Company’s defined contribution plan.

Grants of plan-based awards

The following table summarizes the grants of restricted stock and option awards we made to the named executive officers in 2009 as well as future payouts pursuant to certain performance-based equity compensation arrangements. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

			Estimated Future				All Other	All Other
			Payouts				Stock	Option		Grant Date
			Under Non-				Awards:	Awards:	Exercise or	Fair Value
			Equity Incentive	Estimated Future Payouts Under			Number of	Number of	Base Price	of Stock
			Plan Awards(1)	Equity Incentive Plan Awards(2)			Shares of	Securities	of Option	and Option
	Grant	Approval	Target	Threshold	Target	Maximum	Stock or	Underlying	Awards	Awards
Name	Date	Date	($)	(#)	(#)	(#)	Units (#)(3)	Options (#)	($/Sh)	($)(4)

Richard M. McVey	6/4/2009	6/4/2009	658,889	—	—	—	—	—	—	—
	1/15/2009	1/15/2009	—	24,424	48,848	73,272	—	—	—	387,853
	1/22/2009	1/15/2009	—	—	—	—	178,115	—	—	1,442,732
T. Kelley Millet	6/4/2009	6/4/2009	658,889	—	—	—	—	—	—	—
	1/15/2009	1/15/2009	—	11,899	23,798	35,696	—	—	—	188,956
	1/22/2009	1/15/2009	—	—	—	—	86,774	—	—	702,869
James N.B. Rucker	1/15/2009	1/15/2009	—	2,818	5,636	8,454	—	—	—	44,750
	1/22/2009	1/15/2009	—	—	—	—	20,552	—	—	166,471
Nicholas Themelis	6/4/2009	6/4/2009	564,762	—	—	—	—	—	—	—
	1/15/2009	1/15/2009	—	8,142	16,283	24,424	—	—	—	129,287
	1/22/2009	1/15/2009	—	—	—	—	59,372	—	—	480,913

(1)	Represents the grant of an award pursuant to the MarketAxess Holdings Inc. 2009 Code Section 162(m) Performance Incentive Plan (the “2009 Incentive Plan”), which was adopted by the Compensation Committee on March 24, 2009 and approved by the stockholders of the Company at the 2009 annual meeting of stockholders on June 4, 2009. As such awards do not have a threshold or maximum payout, the amounts disclosed in the table reflect the amounts that would have been payable to Messrs. McVey, Millet and Themelis if the 2009 Incentive Program had been in effect during 2008.

(2)	Reflects the number of performance shares that would vest based on the level of achievement by the Company of pre-tax operating income for the 2009 calendar year performance period. For each performance share earned, a participant would be awarded an equal number of shares of restricted stock that would vest and cease to be restricted stock in equal 50% installments on each of the second and third anniversaries of the date of grant of the applicable performance share award. For 2009, the pay-out achievement of the performance award was the maximum amount (150% of target).

(3)	Restricted stock awards vest in three equal annual installments beginning on the first anniversary date of the grant.

(4)	The value of a performance share or restricted stock award is based the fair value of such award, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 12 to the consolidated financial statements included in the Company’s 2009 Annual Report on Form 10-K.

Outstanding equity awards at fiscal year end

The following table summarizes unexercised stock options, shares of restricted stock that have not vested and related information for each of our named executive officers as of December 31, 2009. The market value of restricted stock awards is based on the closing price of the Company’s Common Stock on December 31, 2009 of $13.90.

	Option Awards				Stock Award
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option		Stock That	Stock That
	Options	Options	Exercise	Option	Have Not	Have Not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable(1)	Unexercisable(1)	($)	Date	(#)(2)	($)

Richard M. McVey	127,774	—	2.70	4/15/2012	419,387	5,829,479
	1,000,000	—	2.70	2/7/2013	—	—
	25,000	—	15.60	1/6/2015	—	—
	100,000	50,000	12.96	1/12/2017	—	—
	95,667	191,333	10.93	1/15/2018	—	—
T. Kelley Millet	300,000	200,000	10.25	9/13/2016	182,470	2,536,333
	38,334	76,666	10.93	1/15/2018	—	—
James N.B. Rucker	61,117	—	3.60	6/15/2011	41,172	572,291
	374	—	2.70	3/31/2012	—	—
	8,334	—	2.70	12/30/2012	—	—
	25,000	—	13.95	1/2/2014	—	—
	25,000	—	15.60	1/6/2015	—	—
	20,000	—	11.18	1/9/2016	—	—
	29,112	888	12.96	1/12/2017	—	—
	6,217	12,433	10.93	1/15/2018	—	—
Nicholas Themelis	100,000	—	13.95	2/25/2014	110,129	1,530,793
	40,000	—	15.60	1/6/2015	—	—
	45,000	—	11.18	1/9/2016	—	—
	72,780	2,220	12.96	1/12/2017	—	—
	11,950	23,900	10.93	1/15/2018	—	—

(1)	For options granted prior to 2008, one-third of the options vest on the first anniversary of the grant date and the balance vests in 24 equal monthly installments thereafter. Options granted after 2007 vest in three equal annual installments. The options granted to Mr. Millet in 2006 vest in five equal annual installments. Stock options will vest and become exercisable in the event of certain terminations of employment or upon a change in control of the Company. See Executive Compensation — Potential termination or change in control payments and benefits for additional information.

(2)	Each share of restricted stock represents one share of the Company’s Common Stock that is subject to forfeiture if the applicable vesting requirements are not met. Shares of restricted stock granted prior to 2007 vest in five equal annual installments commencing on the first anniversary of the date of grant. Shares of restricted stock granted after 2006 vest in three equal annual installments commencing on the first anniversary of the date of grant. Shares of restricted stock received as a result of achievement of targets related to the 2009 performance shares will vest in two equal installments on each of the second and third anniversaries of the original grant date. Shares of restricted stock will vest in the event of certain terminations of employment or upon a change in control of the Company. See Executive Compensation — Potential termination or change in control payments and benefits for additional information.

Option exercises and stock vested

The following table summarizes each exercise of stock options, each vesting of restricted stock and related information for each of our named executive officers on an aggregated basis during 2009.

	Stock Awards(1)
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)(2)

Richard M. McVey	87,000	671,640
T. Kelley Millet	30,000	345,000
James N.B. Rucker	6,834	53,272
Nicholas Themelis	15,833	124,687

(1)	None of our named executive officers exercised options in 2009.

(2)	Value realized represents the market value on the date of vesting.

Employment agreements and severance arrangements with our named executive officers

Richard M. McVey Employment Agreement

In May 2004, we entered into an employment agreement with Richard M. McVey. The employment agreement provides that Mr. McVey will be employed by us as President, Chief Executive Officer and Chairman of the Board of Directors, and his employment may be terminated by him or by us at any time. Mr. McVey’s annual base salary under the agreement is $300,000 per year, which amount was increased in 2006 to $400,000. Mr. McVey is also eligible to receive an annual bonus in accordance with the Company’s annual performance incentive plan as in effect from time to time and is entitled to participate in all benefit plans and programs available to our other senior executives, at a level commensurate with his position. In connection with the hiring of Mr. Millet, Mr. McVey agreed to waive his right to serve as President of the Company.

Mr. McVey’s employment agreement provides for severance payments and benefits if his employment is terminated under various conditions. See below under Executive Compensation — potential termination or change in control payments and benefits for a description of such payments and benefits.

For the purposes of Mr. McVey’s agreements, “Cause” generally means his:

•	willful misconduct or gross negligence in the performance of his duties;

•	conviction of, or plea of guilty or nolo contendere to, a crime relating to us or any of our affiliates or any felony; or

•	material breach of his employment agreement or any other material written agreement with us.

For purposes of Mr. McVey’s employment agreement, “Good Reason” generally means:

•	his no longer holding the title of President and Chief Executive Officer, or the failure of the Board to nominate him as a director or, once elected to the Board, the failure of the Board to elect him as Chairman;

•	a material diminution in his duties, authorities or responsibilities (other than as a result of his ceasing to be a director) or the assignment of duties or responsibilities materially adversely inconsistent with his then-current position;

•	our material breach of his employment agreement;

•	a relocation of his principal place of business of more than 50 miles; or

•	our failure to obtain a reasonably satisfactory written agreement from any successor to all or substantially all of our assets to assume and agree to perform our obligations under his employment agreement.

Mr. McVey elected not to exercise his right to resign for Good Reason for no longer holding the title of President in connection with Mr. Millet’s appointment as President.

For the purposes of Mr. McVey’s agreements, “Change in Control” generally means:

•	an acquisition representing 50% or more of the combined voting power of our then outstanding securities;

•	a change in the majority of the members of our Board during any two-year period, unless such members are approved by two-thirds of the Board members who were members at the beginning of such period or members whose nominations were so approved;

•	our merger or consolidation, other than (a) a transaction resulting in our voting securities outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of such surviving entity immediately after such transaction or (b) a transaction effected to implement a recapitalization (or similar transaction) in which no person acquires more than 50% of the combined voting power of our then outstanding securities; or

•	our stockholders’ approval of a plan of complete liquidation or the consummation of the sale or disposition of all or substantially all of our assets other than (a) the sale or disposition of all or substantially all of our assets to a beneficial owner of 50% or more of the combined voting power of our outstanding voting securities at the time of the sale or (b) pursuant to a spinoff type transaction of such assets to our stockholders.

T. Kelley Millet Employment Agreement

In September 2006, T. Kelley Millet commenced employment with us pursuant to an employment agreement entered into in August 2006. The agreement provides that Mr. Millet will be employed by us as President, and his employment may be terminated by him or by us at any time. Mr. Millet’s base salary under the agreement is $300,000 per year. Mr. Millet is also eligible to receive an annual bonus in accordance with the 2004 Annual Performance Plan. He is also entitled to participate in all benefit plans and programs available to our other senior executives, at a level commensurate with his position.

Mr. Millet’s employment agreement provides for severance payments and benefits if his employment is terminated under various conditions. See below under Executive Compensation — potential termination or change in control payments and benefits for a description of such payments and benefits.

For the purposes of Mr. Millet’s agreement, “Cause” and “Change in Control” have the same meaning as provided above for Mr. McVey.

For purposes of Mr. Millet’s agreement, “Good Reason” generally means:

•	any reduction in his title;

•	a material diminution in his duties, authorities or responsibilities or the assignment of duties or responsibilities materially adversely inconsistent with his then position;

•	our material breach of his employment agreement;

•	a relocation of his principal place of business of more than 50 miles; or

•	our failure to obtain a reasonably satisfactory written agreement from any successor to all or substantially all of our assets to assume and agree to perform our obligations under his employment agreement.

Severance Pay Plan

Messrs. Rucker and Themelis do not have employment agreements with us but are entitled to severance payments and benefits under the Company’s Severance Pay Plan (the “Severance Plan”) in the event their employment is terminated by us for any reason other than a termination for Cause. The Severance Plan provides for up to 24 weeks of continued base salary and continued healthcare coverage based on the number of years of an employee’s consecutive service with us prior to termination.

“Cause” is generally defined in the Severance Plan as (i) an employee’s act or omission resulting or intended to result in personal gain at our expense; (ii) an employee’s misconduct; (iii) performance of duties by an employee in a manner we deem to be materially unsatisfactory; (iv) “cause” (or words of like import) as defined in an agreement between us and the employee; or (v) an employee’s improper disclosure of proprietary or confidential information or trade secrets, or intellectual property that we are under a duty to protect.

As of December 31, 2009, Mr. Rucker had completed nine years of consecutive service with us and Mr. Themelis had completed five years of consecutive service with us. Had we terminated them without Cause on December 31, 2009, they would have been entitled to 24 and 20 weeks of continued base salary and continued healthcare coverage, respectively.

Proprietary Information and Non-Competition Agreements

Each of the named executive officers has entered into, and is subject to the terms of, a Proprietary Information and Non-Competition Agreement with us that contains, among other things, (i) certain provisions prohibiting disclosure of our confidential information without our prior written consent, (ii) certain non-competition provisions that restrict their engaging in certain activities that are competitive with us during their employment and for one year thereafter for the CEO and President, and six months and thereafter for the CFO and CIO, and (iii) certain non-solicitation provisions that restrict their recruiting, soliciting or hiring our nonclerical employees or consultants, or soliciting any person or entity to terminate, cease, reduce or diminish their relationship with us, during their employment and for two years thereafter.

Loans to executive officers of the Company

Prior to enactment of the Sarbanes-Oxley Act in July 2002, we made two loans to Richard M. McVey, our Chief Executive Officer and Chairman of our Board of Directors. We entered into restricted stock purchase agreements with Mr. McVey on June 11, 2001 and July 1, 2001, respectively, in connection with his compensation package. Pursuant to these agreements, we sold an aggregate of 289,581 shares of our Common Stock to Mr. McVey at a purchase price of $3.60 per share. We loaned an aggregate of approximately $1,042,488 to Mr. McVey to finance his purchase of these shares. Mr. McVey executed secured promissory notes with us to document these loans. These promissory notes bear interest at an average rate of 5.69% per annum. The principal and accrued interest on each of these promissory notes is due and payable as follows: (1) 20% of the principal and accrued interest is due on the sixth anniversary of the issuance date; (2) an equal amount is due on each of the seventh, eighth, ninth and tenth anniversaries of the issuance date; and (3) the balance is due on the eleventh anniversary of the issuance date. Mr. McVey may prepay all or any part of any note at any time without paying a premium or penalty. A portion of the promissory notes, representing 80% of the aggregate purchase price, is non-recourse and the remaining portion of the promissory notes, representing 20% of the aggregate purchase price, is full-recourse. As security for his obligations under the promissory notes, Mr. McVey has pledged the 289,581 shares of our Common Stock acquired by him under the restricted stock purchase agreements. During 2009, Mr. McVey made principal and interest payments aggregating $293,400.

The loans described in the preceding paragraph were entered into prior to the passage of the Sarbanes-Oxley Act. Because of the prohibitions against certain loans under Section 402 of the Sarbanes-Oxley Act, we will not modify any of these outstanding loans, nor will we enter into new loans with any of our directors or executive officers, other than as permitted by applicable law at the time of the transaction.

Potential termination or change in control payments and benefits

Messrs. McVey and Millet are entitled to certain payments and benefits pursuant to their employment agreements and other agreements entered into between us and them upon a termination of their employment in certain circumstances or in the event of a Change in Control of the Company. Messrs. Rucker and Themelis do not have employment agreements with us but are entitled to severance payments and benefits under the Severance Plan and pursuant to certain equity grants.

The following tables estimate the payments we would be obligated to make to each of our named executive officers as a result of his termination or resignation under the circumstances shown or because of a Change in Control, in each case assuming such event had occurred on December 31, 2009. We have calculated these estimated payments to meet SEC disclosure requirements. The estimated payments are not necessarily indicative of the actual amounts any of our named executive officers would receive in such circumstances. The table excludes (i) compensation amounts accrued through December 31, 2009 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) vested account balances under our 401(k) Plan that are generally available to all of our salaried employees. Where applicable, the information in the table uses a price per share for our Common Stock of $13.90, the closing price on December 31, 2009. In addition, where applicable, the amounts listed for bonuses reflect the actual amounts paid to the named executive officers for 2009, since the hypothetical termination or Change in Control date is the last day of the fiscal year for which the bonus is to be determined.

Payments and Benefits for Mr. McVey

				Restricted		Performance
	Base		Health	Stock	Stock Option	Share	Payment
	Salary(1)	Bonus(2)	Benefits(3)	Acceleration(4)(5)	Acceleration(6)	Acceleration(7)	Reduction(8)	Total
	($)	($)	($)	($)	($)	($)	($)	($)

Termination Without Cause Outside a Change in Control Protection Period (“CCPP”)	400,000	833,333	12,730	1,350,885	165,564	509,240	—	3,271,752
Termination Without Cause During a CCPP, but prior to a Change in Control	800,000	1,666,667	19,094	1,350,885	165,564	509,240	—	4,511,450
Termination Without Cause upon a Change in Control	800,000	1,666,667	19,094	4,727,599	615,259	1,018,481	—	8,847,100
Termination for Good Reason Outside a CCPP	400,000	833,333	12,730	412,635	—	509,240	—	2,167,938
Termination for Good Reason During a CCPP, but prior to a Change in Control	800,000	1,666,667	19,094	412,635	—	509,240	—	3,407,636
Termination for Good Reason upon a Cash Transaction	800,000	1,666,667	19,094	4,727,599	615,259	1,018,481	—	8,847,100
Termination for Good Reason upon a Non-Cash Transaction	800,000	1,666,667	19,094	412,635	—	1,018,481	—	3,916,877
Cash Transaction — No Termination	—	—	—	4,727,599	615,259	1,018,481	—	6,361,339
Non-Cash Transaction — No Termination	—	—	—	—	—	1,018,481	—	1,018,481
Death or disability	400,000	833,333	12,730	4,727,599	615,259	1,018,481	—	7,607,402

(1)	Mr. McVey’s employment agreement provides that (i) if his employment is terminated outside of a Change in Control Protection Period (as defined below) for any reason other than his voluntary resignation without Good Reason or by us for Cause (a “Non-Change in Control Termination”), he will receive continued payment of his base salary for 12 months following termination, or (ii) if he resigns for Good Reason or his employment is terminated for any reason other than his resignation without Good Reason, his death or by us for Cause, in any case, within three months prior to, or, within 18 months after, a Change in Control (such period a “Change in Control Protection Period” or “CCPP” and any such termination a “Change in Control Termination”), then he will receive continued payment of his base salary for 24 months following termination.

(2)	Mr. McVey’s employment agreement provides that in the event of a Non-Change in Control Termination, he will receive an amount equal to his average annual cash bonus for the three years prior to termination (payable in 12 equal monthly installments), or two times such amount in the event of a Change in Control Termination (payable in 24 equal monthly installments).

(3)	Mr. McVey’s employment agreement provides that we will pay the cost of continuation health coverage for up to 12 months following a Non-Change in Control Termination or for up to 18 months following a Change in Control Termination.

(4)	Pursuant to the Restricted Stock Agreement between us and Mr. McVey made as of January 31, 2006:

• all unvested restricted shares will fully vest upon his death or disability;

• subject to the last bullet below, 67,500 shares of restricted stock (or, if less, the entire unvested amount) under such grant will fully vest if we terminate his employment without Cause;

• in the event of a Change in Control in which the holders of our Common Stock receive cash (a “Cash Transaction”), the portion of the restricted stock that is exchanged for cash will immediately vest prior to the Change in Control; and

• in the event of a Change in Control in which any other consideration is paid (a “Non-Cash Transaction”), the portion of the restricted stock that is exchanged for such consideration will immediately vest upon a termination of his employment by us (or any successor) without Cause following such Change in Control.

(5)	Pursuant to the Restricted Stock Agreement between us and Mr. McVey made as of January 22, 2009:

• all unvested restricted shares will fully vest upon his death or disability;

• subject to the next bullet, 29,686 restricted shares (or, if less, the entire unvested amount) under such grant will fully vest if we terminate his employment without Cause or he resigns for Good Reason; and

• all unvested restricted shares will fully vest if we terminate his employment without Cause within 24 months following a Change in Control.

(6)	Pursuant to the Stock Option Agreements between us and Mr. McVey dated January 12, 2007 (“2007 Grant”) and January 15, 2008 (“2008 Grant”):

• the option will fully vest upon his death or disability;

• subject to the last bullet below, if we terminate his employment without Cause, then to the extent unvested 25,000 options from the 2007 Grant and 47,833 options from the 2008 Grant will immediately vest and become exercisable;

• in the event of a Cash Transaction, the portion of the option subject to cancellation in exchanged for cash will immediately vest prior to the Change in Control; and

• in the event of a Non-Cash Transaction, the portion of the option that is exchanged for such consideration will immediately vest upon a termination of his employment by us (or any successor) without Cause following such Change in Control.

(7)	Pursuant to the Performance Share Agreement between us and Mr. McVey dated January 15, 2009:

• in the event of termination of employment due to death or disability prior to the settlement date (which occurred in the first fiscal quarter of 2010) (the “Settlement Date”), then he would have been entitled to receive 100% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement date;

• in the event of termination of employment without Cause or for Good Reason prior to the Settlement Date, then he would have been entitled to receive 50% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement date; and

• the Compensation Committee had discretion to determine the treatment of the performance shares upon a Change in Control occurring prior to the Settlement Date based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, as actual performance was achieved at the maximum level, we have assumed that the Compensation Committee would have granted Mr. McVey the maximum number of shares of restricted stock which would have become fully vested upon a Change in Control.

(8)	Mr. McVey’s employment agreement provides that if any payments or benefits paid or provided to him would be subject to, or result in, the imposition of the excise tax imposed by Section 4999 of the Code, then the amount of such payments will be automatically reduced to one dollar less than the amount that subjects such payment to the excise tax, unless he would, on a net after-tax basis, receive less compensation than if the payment were not so reduced.

Payments and Benefits for Mr. Millet

				Restricted		Performance
	Base		Health	Stock	Stock Option	Share	Payment
	Salary(1)	Bonus(2)	Benefits(3)	Acceleration(4)	Acceleration(6)	Acceleration(8)	Reduction	Total
	($)	($)	($)	(5)($)	(7)($)	($)	(9)($)	($)

Termination Without Cause — No Change in Control	150,000	816,667	6,365	618,036	365,043	248,087	—	2,204,197
Termination for Good Reason — No Change in Control	150,000	816,667	6,365	618,036	—	248,087	—	1,839,154
Termination Without Cause or for Good Reason upon a Change in Control	150,000	816,667	12,730	2,040,159	866,164	496,174	—	4,381,893
Cash Transaction — No Termination	—	—	—	834,000	569,164	496,174	—	1,899,338
Privatization Transaction — No Termination	—	—	—	834,000	297,000	496,174	—	1,627,174
Death/ Disability	150,000	816,667	6,365	2,040,159	866,164	496,174	—	4,375,528

(1)	Mr. Millet’s employment agreement provides that if his employment is terminated for any reason other than his voluntary resignation without Good Reason or by us for Cause, he will receive continued payment of his base salary for six months following termination.

(2)	Mr. Millet’s employment agreement provides that if his employment is terminated for any reason other than his voluntary resignation without Good Reason or by us for Cause, he will receive an amount equal to his average annual cash bonus for the three years prior to termination (payable in 12 equal semi-monthly installments).

(3)	Mr. Millet’s employment agreement provides that we will pay the cost of continuation health coverage for up to six months following a Non-Change in Control Termination or for up to 12 months following a Change in Control Termination.

(4)	Pursuant to the Restricted Stock Agreement between us and Mr. Millet made as of September 13, 2006:

• all unvested restricted shares will fully vest upon his death or disability;

• subject to the last bullet below, 30,000 shares of restricted stock (or, if less, the entire unvested amount) under such grant will fully vest if we terminate his employment without Cause or he resigns for Good Reason;

• in the event of a Cash Transaction or a Change in Control following which our Common Stock is no longer publicly traded (a “Privatization Transaction”), then all unvested restricted shares will fully vest immediately prior to the Change in Control; and

• in the event of any other Change in Control (“a Non-Cash/Privatization Transaction”), then all unvested shares of restricted stock will vest in full:

- upon the Change in Control if we terminated his employment without Cause or he resigned for Good Reason within 3 months prior to the Change in Control, or

- upon termination of his employment without Cause or his resignation for Good Reason within 18 months after the Change in Control.

(5)	Pursuant to the Restricted Stock Agreement between us and Mr. Millet made as of January 22, 2009:

• all unvested restricted shares will fully vest upon his death or disability;

•  subject to the last bullet below, 14,463 restricted shares (or, if less, the entire unvested amount) under such grant will fully vest if we terminate his employment without Cause or he resigns for Good Reason; and

• all unvested restricted shares will fully vest if we terminate his employment without Cause within 24 months following a Change in Control.

(6)	Pursuant to the Stock Option Agreement between us and Mr. Millet dated September 13, 2006:

• the options will fully vest upon his death or disability;

• subject to the next bullet, if we terminated his employment without Cause, or in the event of a Cash Transaction or a Privatization Transaction, then to the extent unvested 100,000 options under such grant will immediately vest and be exercisable; and

• in the event of a Non-Cash/Privatization Transaction, then the lesser of 50% of the option award or the unvested portion of the option award will immediately vest:

- upon the Change in Control if we terminated his employment without Cause or he resigned for Good Reason within 3 months prior to the Change in Control, or

- upon termination of his employment without Cause or his resignation for Good Reason within 18 months after the Change in Control.

(7)	Pursuant to the Stock Option Agreements between us and Mr. Millet dated January 15, 2008:

• the options will fully vest upon his death or disability;

• subject to the last bullet below, if we terminated his employment without Cause, then to the extent unvested 19,167 options under such grant will immediately vest and be exercisable;

• the options will fully vest upon a Cash Transaction; and

• in the event of a Change in Control other than a Cash Transaction, the options will fully vest:

- upon the Change in Control if we terminated his employment without Cause or he resigned for Good Reason within 3 months prior to the Change in Control, or

- if we terminated his employment without Cause or he resigned for Good Reason within 24 months after the Change in Control.

(8)	Pursuant to the Performance Share Agreement between us and Mr. Millet dated January 15, 2009:

• in the event of termination of employment due to death or disability prior to the Settlement Date, then he would have been entitled to receive 100% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement date;

• in the event of termination of employment without Cause or for Good Reason prior to the Settlement Date, then he would have been entitled to receive 50% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement date; and

• the Compensation Committee had discretion to determine the treatment of the performance shares upon a Change in Control occurring prior to the Settlement Date based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, as actual performance was achieved at the maximum level, we have assumed that the Compensation Committee would have granted Mr. Millet the maximum number of shares of restricted stock which would have become fully vested upon a Change in Control.

(9)	Mr. Millet’s employment agreement provides that if any payments or benefits paid or provided to him would be subject to, or result in, the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code, then the amount of such payments will be automatically reduced to one dollar less than the amount that subjects such payment to the excise tax, unless he would, on a net after-tax basis, receive less compensation than if the payment were not so reduced.

Payments and Benefits for Mr. Rucker

			Restricted		Performance
	Base	Health	Stock	Stock Option	Share
	Salary(1)	Benefits(2)	Acceleration(3)	Acceleration(4)	Acceleration(5)	Total
	($)	($)	($)	($)	($)	($)

Termination Without Cause	92,308	6,365	—	—	—	98,672
Termination Without Cause upon or within 24 months following a Change in Control	92,308	6,365	350,530	36,936	117,511	603,649
Death/Disability	—	—	175,265	18,463	58,755	252,483
Change in Control — No Termination	—	—	—	—	117,511	117,511

(1)	In accordance with the Severance Plan, Mr. Rucker is entitled to 24 weeks of continued base salary upon a termination of his employment without Cause.

(2)	In accordance with the Severance Plan, Mr. Rucker is entitled to 24 weeks of continued healthcare coverage upon a termination of his employment without Cause.

(3)	Pursuant to the Restricted Stock Agreement between us and Mr. Rucker made as of January 15, 2008 and January 22, 2009:

• all unvested shares of restricted stock will fully vest upon a termination of his employment without Cause that occurs within 24 months following a Change in Control (as such terms are defined in the Company’s 2004 Stock Incentive Plan); and

• 50% of the unvested shares of restricted stock will vest upon his death or disability.

(4)	Pursuant to the Stock Option Agreement between us and Mr. Rucker dated January 15, 2008:

• the option will fully vest upon a termination of his employment without Cause that occurs within 24 months following a Change in Control (as such terms are defined in the Company’s 2004 Stock Incentive Plan); and

• 50% of the unvested portion of the option will vest upon his death or disability.

(5)	Pursuant to the Performance Share Agreement between us and Mr. Rucker dated January 15, 2009, in the event of termination of employment due to death or disability prior to the Settlement Date, then he would have been entitled to receive 50% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement date. In addition, the Compensation Committee had discretion to determine the treatment of the performance shares upon a Change in Control occurring prior to the Settlement Date based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, as actual performance was achieved at the maximum level, we have assumed that the Compensation Committee would have granted Mr. Rucker the maximum number of shares of restricted stock which would have become fully vested upon a Change in Control.

Payments and Benefits for Mr. Themelis

			Restricted		Performance
	Base	Health	Stock	Stock Option	Share
	Salary(1)	Benefits(3)	Acceleration(3)	Acceleration(4)	Acceleration(5)	Total
	($)	($)	($)	($)	($)	($)

Termination Without Cause	76,923	5,304	—	—	—	82,227
Termination Without Cause within 24 months following a Change in Control	76,923	5,304	950,371	70 ,938	339,494	1,443,030
Death/Disability	—	—	475,185	35 ,492	169,747	680,424
Change in Control — No Termination	—	—	—	—	339,494	339,494

(1)	In accordance with the Severance Plan, Mr. Themelis is entitled to 20 weeks of continued base salary upon a termination of his employment without Cause.

(2)	In accordance with the Severance Plan, Mr. Themelis is entitled to 20 weeks of continued healthcare coverage upon a termination of his employment without Cause.

(3)	Pursuant to the Restricted Stock Agreements between us and Mr. Themelis made as of January 15, 2008 and January 22, 2009:

• all unvested shares of restricted stock will fully vest upon a termination of his employment without Cause that occurs within 24 months following a Change in Control (as such terms are defined in the Company’s 2004 Stock Incentive Plan); and

• 50% of the unvested shares of restricted stock will vest upon his death or disability.

(4)	Pursuant to the Stock Option Agreement between us and Mr. Themelis dated January 15, 2008:

• the option will fully vest upon a termination of his employment without Cause that occurs within 24 months following a Change in Control (as such terms are defined in the Company’s 2004 Stock Incentive Plan); and

• 50% of the unvested portion of the option will vest upon his death or disability.

(5)	Pursuant to the Performance Share Agreement between us and Mr. Themelis dated January 15, 2009, in the event of termination of employment due to death or disability prior to the Settlement Date, then he would have been entitled to receive 50% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement date. In addition, the Compensation Committee had discretion to determine the treatment of the performance shares upon a Change in Control occurring prior to the Settlement Date based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, as actual performance was achieved at the maximum level, we have assumed that the Compensation Committee would have granted Mr. Themelis the maximum number of shares of restricted stock which would have become fully vested upon a Change in Control.

Compensation plans

For information with respect to the securities authorized for issuance under equity compensation plans, see Equity Compensation Plan Information in Item 12 of our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated herein by reference and has been delivered to you with this Proxy Statement.

Compensation Committee interlocks and insider participation

No member of our Board’s Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and approval of related party transactions

Our related parties include our directors, director nominees, executive officers and holders of more than five percent of the outstanding shares of our Common Stock. We review relationships and transactions in which the company and our related parties or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or to a related party are disclosed in this Proxy Statement. In addition, the Audit Committee reviews and approves any related party transaction that is required to be disclosed. Set forth in below is information concerning transactions with our related parties that is required to be disclosed under SEC rules.

Principal stockholder broker-dealer clients

JPMorgan, one of our broker-dealer clients, owns more than five percent of the outstanding shares of our Common Stock. See above under Security Ownership of Certain Beneficial Owners and Management. For the year ended December 31, 2009, $5.5 million, or 4.9% of our total revenues, were generated by JPMorgan.

We have separate agreements with each of our broker-dealer clients, including JPMorgan. These agreements govern each such broker-dealer’s access to, and activity on, our electronic trading platform. The term of the agreements is generally three years, with automatic annual renewal thereafter unless notice to terminate is given by a party at least 30 days prior to automatic renewal. Under each agreement, the broker-dealer is granted a worldwide, non-exclusive and non-transferable license to use our electronic trading platform. The broker-dealer agrees to supply us, on a non-exclusive basis, with indicative prices and quantities of fixed-income instruments for our inventory pages. We may only provide the pricing and other content provided by a broker-dealer to those of our institutional investor clients approved by the broker-dealer to receive such content. Additionally, institutional investors must be approved by a broker-dealer before being able to engage in transactions on our platform. These agreements also provide for the fees and expenses to be paid by the broker-dealers for their use of our electronic trading platform.

Indemnification agreements

We have entered into an indemnification agreement with each of our outside directors. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Registration rights agreement

JPMorgan and certain other holders of our Common Stock are parties to our sixth amended and restated registration rights agreement. Stockholders who are a party to this agreement are provided certain rights to demand registration of shares of Common Stock and to participate in a registration of our Common Stock that we may decide to do, from time to time. Generally, we have agreed to pay all expenses of any registration pursuant to the registration rights agreement, except for underwriters’ discounts and commissions.

Robert W. Trudeau

Mr. Trudeau is a member of TCM VI, which is the sole general partner of TCV VI and a general partner of TCV MF. Mr. Trudeau and TCM VI share voting and dispositive power with respect to the shares of Series B Preferred Stock, and the shares of Common Stock into which the Series B Preferred Stock may be converted, that are beneficially owned by the TCV VI Funds. Mr. Trudeau and TCM VI disclaim beneficial ownership of any shares held by the TCV VI Funds except to the extent of their respective pecuniary interests therein. Mr. Trudeau owns 2,089 shares of Common Stock and holds options to purchase 7,412 shares of Common Stock, of which 5,818 shares are fully vested and exercisable. Mr. Trudeau has sole voting and dispositive power over the options, any shares of Common Stock issuable upon the exercise of the options and the shares of Common Stock held directly by him; however, TCM VI owns 100% of the pecuniary interest in such options, any shares issued upon exercise of such options and the shares of Common Stock held directly by Mr. Trudeau. In addition, as more fully discussed above under Corporate Governance and Board Matters — Director Compensation, Mr. Trudeau receives an annual retainer for his service as a director.

OTHER MATTERS

Section 16(a) beneficial ownership reporting compliance

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of our Common Stock and their transactions in such Common Stock. Based solely upon a review of (i) the copies of Section 16(a) reports that MarketAxess has received from such persons for transactions in our Common Stock and their Common Stock holdings for the 2009 fiscal year and (ii) the written representations of such persons that no annual Form 5 reports were required to be filed by them for the fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and beneficial owners of more than 10% of its Common Stock, except for one late filing to report a gift by Mr. McVey and one late filing to report the forfeiture of shares by Mr. Themelis on January 15, 2009 in order to meet tax withholding requirements upon the vesting of restricted stock.

Other matters

As of the date of this Proxy Statement, the Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as such persons deem advisable. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

Stockholder proposals for 2011 Annual Meeting

In order to be considered for inclusion in the Company’s Proxy Statement and proxy card relating to the 2011 Annual Meeting of Stockholders, any proposal by a stockholder submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by the Company at its principal executive offices in New York, New York, on or before December 31, 2010. In addition, under the Company’s bylaws, any proposal for consideration at the 2011 Annual Meeting of Stockholders submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it is received by the Secretary of the Company at its principal executive offices between the close of business on December 1, 2010 and the close of business on December 31, 2010 and is otherwise in compliance with the requirements set forth in the Company’s bylaws.

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	X

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees	☐	☐	☐

01 Richard M. McVey	02 Dr. Sharon Brown-Hruska	03 Roger Burkhardt	04 Stephen P. Casper	05 David G. Gomach
06 Carlos M. Hernandez	07 Ronald M. Hersch	08 Jerome S. Markowitz	09 T. Kelley Millet	10 Nicolas S. Rohatyn
11 John Steinhardt

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain
2	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

NOTE: UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE AND FOR PROPOSAL 2 AND WILL BE VOTED BY THE PROXYHOLDERS AT THEIR DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, JUST SIGN BELOW – NO BOXES NEED BE CHECKED.

For address change/comments, mark here. (see reverse for instructions)	☐	Investor Address Line 1 Investor Address Line 2 Investor Address Line 3
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.		Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A 1 A 1 A 1

SHARES

CUSIP #
		JOB #			SEQUENCE #

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

2010 ANNUAL MEETING OF STOCKHOLDERS OF MARKETAXESS HOLDINGS INC. June 3, 2010 Please date, sign and mail your proxy card in the envelope provided as soon as possible.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com .

MARKETAXESS HOLDINGS INC.
The undersigned hereby appoints Richard M. McVey, Antonio L. DeLise and Charles R. Hood, jointly and severally, as proxies and attorneys of the undersigned, with full power of substitution and resubstitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of MarketAxess Holdings Inc. to be held on Thursday, June 3, 2010, or at any postponement or adjournment thereof.
You are encouraged to indicate your choices by marking the appropriate boxes, as specified on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side